UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ON Semiconductor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Notice of 2023 Annual Meeting of Stockholders and Proxy Statement

Pushing innovation to create intelligent power and sensing technologies that solve the most challenging customer problems.

onsemi™

onsemi.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE Thursday, May 18, 2023	TIME 8:00 a.m. Local Time	LOCATION Principal Executive Offices at 5701 North Pima Road Scottsdale, Arizona 85250	RECORD DATE March 21, 2023

		Board Recommendation	Page Reference
1	To elect nine directors nominated by our Board of Directors	FOR	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	25
3	To vote on the frequency of future advisory votes on executive compensation	1 YEAR	26
4	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023	FOR	59

Stockholders will also transact such other business as may properly come before the ON Semiconductor Corporation (the Company) 2023 Annual Meeting of Stockholders (the annual meeting) and any adjournment or postponement of the annual meeting. Only stockholders of record as of the close of business on March 21, 2023 (the record date) are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the annual meeting.

Your vote is very important to us. As in prior years, most stockholders will receive a notice with information on how to access our proxy materials and vote online. You may vote online or by phone as described in your proxy card or voting instruction form. If you receive a paper copy of our proxy materials, you may also vote by returning the proxy card or voting instruction form included in those materials. Even if you plan to attend the annual meeting in person, we encourage you to vote your shares in advance by any of the below methods to ensure that your vote will be represented.

Proxy Voting
ONLINE Go to www.proxyvote.com	PHONE Call toll-free 1-800-579-1639 within the U.S., U.S. territories and Canada	MAIL Sign, date, detach and return a proxy card in the postage-paid envelope provided
We recommend that you review further information on the process for, and deadlines applicable to, voting, attending the meeting and appointing a proxy under “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” beginning on page 64 of the proxy statement.

Sincerely yours,
Hassane El-Khoury
President and Chief Executive Officer

April 6, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDERS MEETING TO BE HELD ON MAY 18, 2023.
Our proxy statement for the 2023 Annual Meeting of Stockholders and our annual report to stockholders for the fiscal year ended December 31, 2022 are available at
www.onsemi.com/annualdocs.

ON SEMICONDUCTOR CORPORATION
Proxy Statement

onsemi 2023 Proxy Statement     i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement includes “forward-looking statements,” as that term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included or referenced in this proxy statement could be deemed forward-looking statements, particularly statements about our plans, strategies and prospects. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “anticipates,” “should,” “commitments” or similar expressions, or by discussions of strategy, plans or intentions. All forward-looking statements in this proxy statement are made based on our current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements.

Important factors that can cause our actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to, those described in more detail under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, filed with the SEC. Many of the assumptions upon which such forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, we may make changes to our business plans that could affect our results. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information, which speak only as of the date made, except as may be required by law. This proxy statement also contains certain financial measures that are not recognized under GAAP in the United States. Please refer to the Appendix to this proxy statement for our calculation and reconciliation of certain non-GAAP financial measures and for information regarding certain limitations and considerations regarding the use of non-GAAP financial measures.

GLOSSARY OF COMMON TERMS

Abbreviated Term	Defined Term
Board	Board of Directors of ON Semiconductor Corporation
CD&A	Compensation Discussion and Analysis section of this proxy statement
Company, onsemi, we or us	ON Semiconductor Corporation
Exchange Act	Securities Exchange Act of 1934, as amended
ESPP	ON Semiconductor Corporation 2000 Employee Stock Purchase Plan, as amended
FASB ASC	Accounting Standards Codification of the Financial Accounting Standards Board
FW Cook	Frederic W. Cook & Co., Inc., which was appointed to serve as the HCC Committee’s independent compensation consultant beginning August 2022
GAAP	U.S. generally accepted accounting principles
GS Committee	Governance and Sustainability Committee of the Board
HCC Committee	Human Capital and Compensation Committee of the Board
LTI	long-term incentive
Nasdaq	Nasdaq Global Select Market LLC
PCAOB	Public Company Accounting Oversight Board
PwC	PricewaterhouseCoopers LLP, our independent registered public accounting firm
Pearl Meyer	Pearl Meyer & Partners, LLC, which served as the HCC Committee’s independent compensation consultant through July 2022
SCT	Summary Compensation Table
SEC	Securities and Exchange Commission
SIP	ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, as amended
SiC	Silicon carbide
STI	short-term incentive
Securities Act	Securities Act of 1933, as amended
ii     onsemi 2023 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before submitting your proxy and voting instructions. For more information regarding our 2022 performance, please review our 2022 annual report to stockholders, which is being made available to stockholders together with these proxy materials on or about April 6, 2023.

2023 Annual Meeting of Stockholders
Date and Time: Thursday, May 18, 2023, at 8:00 a.m., local time

Location: 5701 North Pima Road, Scottsdale, Arizona 85250

Record Date: March 21, 2023

Matters to be Voted On

Items of Business
		Board Recommendation	Page Reference
1	To elect nine directors nominated by our Board of Directors	FOR	4
2	To vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers	FOR	25
3	To vote on the frequency of future advisory votes on executive compensation	1 YEAR	26
4	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023	FOR	59

2022 Performance Highlights
onsemi is driving disruptive innovations to help build a better future. With a focus on automotive and industrial end-markets, we are accelerating change in megatrends such as vehicle electrification and safety, sustainable energy grids, industrial automation, and 5G and cloud infrastructure. onsemi offers a highly differentiated and innovative product portfolio, delivering intelligent power and sensing technologies that solve the world’s most complex challenges and leads the way to creating a safer, cleaner, and smarter world.

Fiscal 2022 was a record year for onsemi on several fronts. Key highlights include:

Financial
■ Record revenue of $8.3 billion, representing 24% year-over-year growth
■ Record automotive revenue of $3.4 billion, up 47% year-over-year
■ Record GAAP gross margin of 49.0% and record non-GAAP gross margin of 49.2%, up 880 bps year-over-year
■ Record GAAP EPS of $4.25 and record non-GAAP EPS of $5.33, increasing more than three times faster than revenue
■ Record free cash flow of $1,628 million, representing 20% of revenue

** Reconciliations of GAAP to non-GAAP measures included in the proxy statement are located in the Appendix.

Strategic
■ Expanded SiC production in Hudson, New Hampshire, Roznov, Czech Republic and Bucheon, Korea
■ Focus on automotive and industrial end-markets, which now represent 73% of total revenue
onsemi 2023 Proxy Statement     1

Proxy Statement Summary
■ Exited 2022 with $16.6 billion total committed revenue in long-term supply agreements
■ Divested four sub-scale fabs and closed the acquisition of 300mm fab to improve long-term cost structure
■ Energy infrastructure revenue grew 75% year-over-year

Proxy Voting Roadmap

PROPOSAL NO. 1:		Our Board recommends a vote FOR each of our nine director nominees.
Election of Directors	✓

(page 4)

Director Nominees Overview

				Committee Memberships
Name and Principal Occupation	Age	Director Since	Independent	Audit Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee

Atsushi Abe Managing Partner of Advanced Solutions, Inc.	69	2011	✓	●
Alan Campbell Chairman of the Board Former Chief Financial Officer of Freescale Semiconductor, Inc.	65	2015	✓	●	●
Susan K. Carter Former Senior Vice President and Chief Financial Officer of Trane Technologies plc (formerly Ingersoll Rand plc)	64	2020	✓	µ	●
Thomas L. Deitrich President and Chief Executive Officer of Itron, Inc.	56	2020	✓		●
Hassane El-Khoury President and Chief Executive Officer	43	2020
Bruce E. Kiddoo Former Chief Financial Officer of Maxim Integrated Products, Inc.	62	2020	✓	●
Paul A. Mascarenas Former Chief Technical Officer of Ford Motor Company	61	2014	✓		µ	●
Gregory Waters Former President and Chief Executive Officer of Integrated Device Technology, Inc.	62	2020	✓			●
Christine Y. Yan Former President of Asia, Stanley Black & Decker, Inc.	57	2018	✓			µ
2     onsemi 2023 Proxy Statement

Proxy Statement Summary
● Member    µ Committee Chair

PROPOSAL NO. 2:		Our Board recommends a vote FOR say-on-pay.
Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)	✓

(page 25)

Our Board recommends that stockholders vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

PROPOSAL NO. 3:		Our Board recommends a vote to hold future say-on-pay votes for 1 YEAR.
Advisory Vote on the Frequency of Future Say-on-Pay Votes	✓

(page 26)

Our Board recommends that stockholders vote to approve, on a nonbinding, advisory basis, holding future advisory say-on-pay votes annually.

PROPOSAL NO. 4:		Our Board recommends a vote FOR ratification of PwC as our auditors for 2023.
Ratification of Appointment of Independent Registered Public Accounting Firm	✓

(page 59)

The Audit Committee appointed PricewaterhouseCoopers LLP (PwC) to serve as our independent registered public accounting firm for 2023. PwC has been retained as our independent registered public accounting firm continuously since 2001. The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in our best interests and those of our stockholders.
onsemi 2023 Proxy Statement     3

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Proposal No. 1: Election of Directors
Our Board recommends a vote “FOR” each of the nine director nominees named below.

Our directors are elected annually as provided in our bylaws. Once elected, directors hold office until their terms expire at the next annual meeting of stockholders and until the election of their successors (or, if earlier, upon their death, resignation or removal).

The Board regularly assesses its size and composition and the skill sets of each director to ensure an appropriate diversity of perspectives, viewpoints, backgrounds and skills in light of our current and future business objectives and the evolving nature of our product offerings and technology in the highly competitive semiconductor industry.

As of the record date, our Board had ten directors, each of whom was elected at our 2022 annual meeting of stockholders. Considering its most recent assessment and upon the recommendation of its GS Committee, our Board has decided to decrease the number of Board seats from ten to nine effective as of the annual meeting, renominating nine of our current directors — Messrs. Abe, Campbell, Deitrich, El-Khoury, Kiddoo, Mascarenas and Waters, Ms. Carter and Ms. Yan — for election to a new term. lf each of the nine nominees is elected, he or she will serve a term beginning at the annual meeting and expiring at our 2024 annual meeting of stockholders and until the election of his or her successor.

Each nominee has consented to being named as a nominee in this proxy statement and to serve as a director if elected. The designated proxies intend to vote your proxy for the election of each such nominee, unless otherwise directed. If, contrary to our expectations, any nominee is unable to serve or for good cause will not serve, your proxy will be voted for a substitute nominee designated by the Board, or the Board may choose to reduce its size.

4     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
Our Director Nominees at a Glance

Age Distribution	Gender	Tenure	Geography/International

The Board is committed to balancing the age and experience of its members. All directors nominees are below the mandatory retirement age of 75.	There are seven male and two female director nominees.	The tenure of the director nominees demonstrates the Board’s commitment to balancing experience and refreshment.	All nominees for director have international experience, and one is based outside of the United States.

Information about our Director Nominees

Set forth below is biographical information about each director nominee. Our Board believes that it is important that the following qualifications, attributes, skills and experience are represented on our Board because of their particular relevance to our business. In addition to the specific qualifications described below, we believe that each director nominee has the business acumen and sound judgment required for the proper functioning of our Board and the integrity, honesty and adherence to high ethical standards necessary to set the “tone at the top.” Most of our directors also have significant experience on other public company boards, which we believe broadens their knowledge of board processes, issues and solutions.

Key to Relevant Skills and Qualifications	Semiconductor /Technology	Public Company Management	International
	Manufacturing	Finance	Compliance
	Enterprise Risk Management (ERM)	Mergers and Acquisitions	Government Relations
	Environmental, Social and Governance (ESG)	Sustainability/Climate	Information Security
Marketing

onsemi 2023 Proxy Statement     5

The Board of Directors and Corporate Governance

ATSUSHI ABE
Age 69 Director since 2011 Other Public Company Boards: •Fujitsu Ltd.	Career Highlights
■ Advanced Solutions, Inc. (a consulting and financial advisory firm), 2022 – Present
— Managing Partner

■ Sangyo Sosei Advisory Inc. (a technology, media and telecommunication industry-focused mergers and acquisitions advisory firm), 2009 – 2022
— Senior Advisor

■ Unitas Capital (formerly JPMorgan Partners Asia), 2004 – 2009
— Partner

Other Board Experience
■ Binfinity AG, 2018 – 2022

■ Edwards Group Limited, 2007 – 2009

Relevant Skills and Qualifications

■ Extensive experience in the investment banking and private equity industry, particularly in the area of technology, and familiarity with businesses throughout Asia, including Japan
■ Experience in mergers and acquisitions as well as in capital markets transactions, financial transactions and negotiations
■ 20 years of cumulative public company board experience

ALAN CAMPBELL
Age 65 Director since 2015 Chair of Board since 2017	Career Highlights
■ Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2004 – 2014
— Chief Financial Officer

Other Board Experience
■ Dialog Semiconductor Plc (acquired by Renesas Electronics Corporation), 2015 – 2021

Relevant Skills and Qualifications

■ Extensive experience in the semiconductor industry
■ Experience as chief financial officer of a publicly held semiconductor company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance
■ Significant mergers and acquisitions and global experience

6     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance

SUSAN K. CARTER
Age 64 Director since 2020 Other Public Company Boards: •Amcor plc	Career Highlights
■ Ingersoll Rand plc (now known as Trane Technologies plc) (an industrial manufacturing company domiciled in Ireland), 2013 – 2020
— Senior Vice President and Chief Financial Officer

■ KBR, Inc., 2009 – 2013
— Executive Vice President and Chief Financial Officer

■ Lennox International, Inc., 2004 – 2009
— Executive Vice President and Chief Financial Officer

Other Board Experience
■ Air Products and Chemicals, Inc., 2011 – 2021

Relevant Skills and Qualifications

■ Experience as chief financial officer of a publicly held industrial company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance
■ Significant experience in manufacturing, automotive, aerospace, defense and engineering and construction industries
■ Extensive experience in accounting and financial reporting, international business, mergers and acquisitions, investor relations, information technology, finance and capital management, government relations and ESG matters

THOMAS L. DEITRICH
Age 56 Director since 2020 Other Public Company Boards: •Itron, Inc.	Career Highlights
■ Itron, Inc. (an energy and water resource management technology company), 2015 – Present
— President, Chief Executive Officer and Director, 2019 – Present
— Chief Operating Officer, 2015 – 2019

■ Freescale Semiconductor, Inc. (acquired by NXP Semiconductors N.V.), 2006 – 2015
— Senior Vice President and General Manager

Other Board Experience
■ Ferric, Inc., 2016 – 2020

Relevant Skills and Qualifications

■ Experience as chief executive officer of a publicly held technology company
■ Extensive experience in product management, research and development, supply chain management, business development and sales
■Significant management experience and relevant knowledge in semiconductor and industrial markets served
■Significant mergers and acquisitions and global experience

onsemi 2023 Proxy Statement     7

The Board of Directors and Corporate Governance

HASSANE EL-KHOURY
Age 43 Director since 2020	Career Highlights
■ ON Semiconductor Corporation, December 2020 – Present
— President, Chief Executive Officer and Director

■ Cypress Semiconductor Corporation (acquired by Infineon Technologies AG) (a semiconductor design and manufacturing company), 2007 – 2020
— President, Chief Executive Officer and Director, 2016 – 2020
— Executive Vice President, Programmable Systems Division, 2012 – 2016
— Senior Director of Automotive Business Unit, 2010 – 2012
— Senior Business Development Manager, 2008 – 2010
— Staff Application Engineer, 2007 – 2008

Other Board Experience
■ Leia, Inc.

■ Sakuú Corporation, 2020 – March 2023

Relevant Skills and Qualifications

■ ■ Experience as chief executive officer of a publicly held semiconductor company
■ ■ Extensive experience in the semiconductor and automotive industries
■ ■ Significant management and product development experience
■ ■ Significant mergers and acquisitions and global experience

BRUCE E. KIDDOO
Age 62 Director since 2020	Career Highlights
■ Maxim Integrated Products, Inc. (a semiconductor design and manufacturing company), 2007 – 2019
— Chief Financial Officer

■ Broadcom Corporation, 1999 – 2007
— Vice President and Acting Chief Financial Officer, 2006 – 2007
— Vice President, Finance and Corporate Controller
— Controller, Broadband Communications

Other Board Experience
■ San Onofre Parks Foundation

Relevant Skills and Qualifications

■ Extensive experience in the semiconductor industry and with mergers and acquisitions
■ Experience as chief financial officer of a publicly held semiconductor company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

8     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance

PAUL A. MASCARENAS
Age 61 Director since 2014 Other Public Company Boards: •The Shyft Group •United States Steel Corporation	Career Highlights
■ Ford Motor Company, 1982 – 2014
— Vice President of Research & Advanced Engineering and Chief Technical Officer,
2011 – 2014
— Vice President of Engineering, 2007 – 2011
— Vice President, North American Vehicle Programs, 2005 – 2007
— Various positions in product development, program management and business leadership, 1982 – 2005

Other Board Experience
■ BorgWarner, Inc., 2018 – 2022

■ FISITA – The International Federation of Automotive Engineering Societies, 2012 – 2021

■ British-American Business Council, Michigan Chapter, 2015 – 2021

■ Society of Automotive Engineers International, 2018 – 2021

■ Mentor Graphics, 2015 – 2017

Relevant Skills and Qualifications

■ Extensive experience in technical strategy, planning and research and development ■ Leadership and strategic planning expertise in automotive industry

GREGORY WATERS
Age 62 Director since 2020 Other Public Company Boards: •Cyxtera Technologies, Inc.
Career Highlights
■ MatrixSpace, Inc. (an artificial intelligence software company), 2019 – Present
— Founder

■ Integrated Device Technology, Inc. (a semiconductor design and manufacturing company acquired by Renesas Electronics Corporation), 2014 – 2019
— President, Chief Executive Officer and Director

■ Skyworks Solutions, Inc., 2003 – 2012
— Executive Vice President

■ Agere Systems, Inc., 1998 – 2003
— Senior Vice President

Other Board Experience
■ Mythic Inc., 2020 – 2023

■ Sierra Wireless, Inc. (acquired by Semtech Corporation), 2020 – 2023

■ Mellanox Technologies Ltd. (acquired by NVIDIA Corporation), 2018 – 2020

■ Sand 9 Inc. (acquired by Analog Devices Inc.), 2011 – 2014

Relevant Skills and Qualifications

■ Extensive experience with device technology companies
■ Experience as chief executive officer of a publicly held technology company
■ Significant management experience and relevant knowledge of financial statement preparation and regulatory compliance

onsemi 2023 Proxy Statement     9

The Board of Directors and Corporate Governance

CHRISTINE Y. YAN
Career Highlights
■ Stanley Black & Decker, Inc. (leading global provider of innovative tools and solutions for industrial, construction and DIY markets), 1989 – November 2018
— Vice President, Integration, January 2018 – November 2018
— President, Asia, 2014 – January 2018
— President, Stanley Storage and Workspace Systems, 2013 – 2014
— President, Americas, Stanley Engineered Fastening, 2008 – 2013
— President, Global Automotive, Stanley Engineered Fastening, 2006 – 2008
— Various roles in sales and marketing, engineering and research and development, 1989 – 2006

Relevant Skills and Qualifications

■ Extensive commercial, technology and operations management experience, including as member of senior management team of a Fortune 500 company
■ Deep experience running global businesses, especially emerging markets
■ Significant mergers and acquisitions experience
■ Extensive management experience in the automotive, industrial and consumer markets
■ Corporate governance and ESG knowledge

Age 57
Director since 2018 Other Public Company Boards: •Ansell Limited •Cabot Corporation •Modine Manufacturing Company

Additional information regarding our Board, its committees, director compensation, and our corporate governance practices may be found immediately following this Proposal.

Vote Required to Elect Nine Directors Nominated by our Board of Directors

In an uncontested election (meaning, the number of director nominees does not exceed the number of open seats), each director nominee must receive a majority of the votes cast by holders of shares entitled to vote at the annual meeting in order to be duly elected, which means that the number of votes cast “FOR” such director must exceed the number of votes cast “AGAINST” him or her. Abstentions and broker non-votes are not treated as votes cast and, therefore, will have no effect on the outcome of the election of any director nominee. For information regarding the voting standard in a contested election, please see the section titled “Majority Voting for Directors” below.
10     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
Overview of our Corporate Governance Practices
Our Board has adopted corporate governance practices designed to aid the Board and management in the fulfillment of their duties and responsibilities to our stockholders. The following chart highlights certain corporate governance practices, many of which are discussed in greater detail elsewhere in this proxy statement.

	WHAT WE DO		WHAT WE DO NOT DO
✓	Independent Board Chair: We separate the roles of Chief Executive Officer (CEO) and Chair of the Board to ensure that Board leadership is independent from management.	☒	No Classified Board: All of our directors are elected by our stockholders on an annual basis using a majority voting standard for uncontested elections.
✓
Annual Committee, Board and Individual Director Evaluations: Each committee and the Board as a whole conduct a self-evaluation at least annually, and each director’s individual performance is evaluated annually by other directors.
		☒	No Burdensome Director Removal Restrictions: Our stockholders have the authority to remove any Director from office without cause by a majority vote.
✓
Stockholder Proxy Access: We permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.
		☒	No Excise Tax Gross-ups: We do not provide excise tax gross-ups to our named executive officers (our NEOs) or directors.
✓
Stock Ownership Guidelines: In order to align the interests and objectives of our directors, executive officers and stockholders, we have established competitive guidelines for our stock ownership and retention.
		☒	No “Single-Trigger” Change in Control Arrangements: None of our NEOs will receive payments solely on account of a change in control.
✓	Clawback Policy: We have a clawback policy that allows us to recoup compensation awards paid to NEOs who engage in certain acts detrimental to our interests or in the event of a financial restatement.	☒
No Hedging or Pledging: Our NEOs and directors are prohibited from engaging in hedging transactions with our stock and from pledging our stock as collateral for a loan. Other employees are also encouraged to adhere to these rules.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles, which, together with our certificate of incorporation, bylaws, and committee charters, form the framework for our governance practices. The GS Committee reviews these principles at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the GS committee recommends any proposed changes to principles to the Board for its consideration and approval.

The Role of the Board and Management

Our business is conducted by our employees and officers, under the direction of the CEO and the oversight of the Board, to enhance long-term value for our stockholders. Both our Board and management recognize that the long-term interests of stockholders are advanced by responsibly addressing the concerns of other stakeholders and interested parties, including employees, recruits, customers, suppliers, creditors, onsemi communities, government officials and the public at large.

Board Leadership Structure

We currently separate the roles of CEO and Chair of the Board. Our Board believes that, at this time, our current leadership structure best serves the interests of our Company and our stockholders by clearly allocating responsibilities between the two offices. As our President and CEO, Mr. El-Khoury is primarily responsible for managing the day-to-day business and developing and implementing our business strategy with the oversight of, and input from, the Board. As our Chair, Mr. Campbell is primarily responsible for leading the Board in its responsibilities of providing guidance to, and
onsemi 2023 Proxy Statement     11

The Board of Directors and Corporate Governance
oversight of, management. Our Chair works closely with our CEO and Chief Legal Officer to set the agendas for meetings, facilitate information flow between the Board and management and gain the benefit of the CEO’s company-specific knowledge and expertise.

Functions of the Board

The Board has at least four regularly-scheduled meetings per year at which it reviews and discusses reports by management on our performance, plans and prospects and immediate issues. The Board may choose to schedule additional meetings in accordance with our bylaws. In addition to general oversight of management, the Board, acting directly or through its various committees, also performs specific functions, including, among other things: (i) selecting, evaluating and compensating the CEO and other senior executives and overseeing CEO succession planning; (ii) reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions; (iii) providing oversight for our ERM Program, including the establishment of corporate risk appetite parameters and management’s implementation of processes for assessing and managing risks; (iv) ensuring that processes are in place for maintaining the integrity of our financial statements, compliance with law and ethics, relationships with customers and suppliers and relationships with other stakeholders; (v) overseeing climate, sustainability and other ESG-related initiatives; and (vi) performing such other functions as are prescribed by law or our bylaws.

Code of Business Conduct

We have adopted a Code of Business Conduct, which sets forth principles of ethical and legal conduct to be followed by our directors, officers and employees. As described in greater detail below under “Ethics and Compliance Program,” this code requires anyone who reasonably believes or suspects that any director, officer or employee has violated the code, company policy or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer, either directly or anonymously.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our bylaws, our Corporate Governance Principles, our Code of Business Conduct, and all committee charters in the Investor Relations section our website at www.onsemi.com, or a paper copy is available upon request by (i) writing to our Investor Relations Department, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250, (ii) calling our Investor Relations Department at (602) 244-3437 or (iii) emailing your request to investor@onsemi.com.

12     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
Board Diversity and Director Qualifications

Board Diversity Matrix (as of January 26, 2023)*
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I. Gender Identity
Directors	2	8
Part II. Demographic Background
African American or Black
Alaskan Native or Native American
Asian	1	1
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	1	7
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background
*If each of our director nominees is elected to a new term, these demographics will change immediately following the annual meeting. Our slate of nine nominees consists of two female and seven male directors, two directors who identify as Asian (one female and one male) and seven directors who identify as white (one female and six male).

Diversity

We endeavor to have a Board representing diverse experiences in areas that are relevant to our global activities. In particular, we value international business experience and, as such, our directorship mix reflects that emphasis. With respect to traditional diversity concepts, two of our Board members self-identify as women and two Board members self-identify as Asian. Our non-employee directors who have been nominated for re-election to the Board have a balance of tenure (average tenure of less than 6 years), age (average age of 62 years) and racial, ethnic and gender diversity (approximately one-third of our independent directors), which provides our Board with an effective mix of experience and fresh perspectives. The Board will continue to evaluate from time to time the composition of the Board, including additions to the Board of any director candidate that may complement the knowledge, skills and experience possessed by the nominees for director to ensure that the composition of the Board appropriately reflects changes in our evolving business. The Board is committed to, over time, expanding the racial, ethnic and gender diversity composition of the Board.

Director Nominee Qualifications

The GS Committee is required to develop and periodically review criteria for nominees for director. When the GS Committee considers diversity, as it did in connection with the Board’s 2022 self-evaluation process, it considers diversity of experience, thought, skills and viewpoints, as well as diversity concepts, such as race, ethnicity or gender identification, as it deems appropriate. Among other matters, the GS Committee may consider the following nomination criteria regarding Board membership:

•the appropriate size of the Board;
•a nominee’s knowledge, skills and experience, including, without limitation, experience in finance and accounting, general business management, the semiconductor industry and semiconductor technology, international business, sales and marketing, corporate governance and compliance and intellectual property;
•the needs of the Company with respect to particular skills and experience;
•a nominee’s experience leading and supporting ESG criteria, sustainability initiatives and civic responsibility;
•a nominee’s independence as defined in Nasdaq and SEC rules and regulations;
•diversity, which fosters diversity of thinking;
•a nominee’s age and tenure; and
•the desire to balance the benefit of continuity with the periodic injection of fresh perspectives provided by new Board members.

onsemi 2023 Proxy Statement     13

The Board of Directors and Corporate Governance
The Board’s goal is to assemble a diverse set of directors who bring together a variety of perspectives and skills derived from high-quality business, professional and personal experiences. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the GS Committee decides not to re-nominate a member for re-election or determines to replace that director or if the Board considers increasing the size of the Board, the Board identifies the desired skills and experience for a new nominee in light of the criteria described above. Pursuant to its charter, if a stockholder nominates a director in accordance with the director nomination procedures described in the bylaws, the GS Committee will consider that nomination and evaluate such stockholder nomination in the same manner as it evaluates other nominees. Additionally, as part of the bylaws amendments approved by the Board in 2022, certain eligible stockholders may include one or more director nominees in our proxy statement without the GS Committee’s approval of such nominees, provided that the stockholders comply with certain disclosure requirements and notification procedures as described in greater detail in our bylaws.

Board Independence and Related Party Transactions
Independence Determination

Our Corporate Governance Principles require that we seek to have, at a minimum, a sufficient number of independent directors to comply at all times with relevant and applicable SEC, Nasdaq and other rules and regulations. Currently, the Board has affirmatively determined that each member of our Board, other than our President and CEO, Mr. El-Khoury, is an independent director. The Audit, HCC and GS Committees are composed entirely of independent directors, in each case under the Nasdaq listing standard’s independence definition.

Transactions and Relationships Considered in Independence Determinations

To determine independence, the Nasdaq listing standard’s definition employs a series of objective tests, which include that the director is not an onsemi employee and that the director must not have engaged in certain types of business dealings with us. Additionally, the Board has made a subjective determination that no relationship exists with respect to each non-employee director which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making such determinations, the Board reviewed and discussed information provided by the directors and our Law Department with regard to each director’s business and other outside activities as they may relate to us and our management. This information included commercial transactions that we entered into, or proposed entering into, in fiscal year 2022 with Fujitsu Ltd., BorgWarner Inc., Itron, Inc., Sierra Wireless, Inc. and the Semiconductor Industry Association. Certain of our non-employee directors or their immediate family members have relationships with these companies. We consider each of these transactions to be at arm's-length and in the ordinary course of business and, as discussed in greater detail below, none are related party transactions requiring disclosure under SEC rules. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that each of our current non-employee directors, all but one of whom are standing for re-election to our Board, is independent.

Related Party Transactions

We have a written policy on related party transactions to which all employees and our non-employee directors are required to adhere. This policy provides for review and oversight requirements and related procedures with respect to transactions in which: (i) we were, are or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related party had, has or will have a direct or indirect material interest. Our related party transaction policy defines “related party” more broadly than SEC rules. As set forth in the Audit Committee’s charter, certain related party transactions are submitted to the Audit Committee (or another independent body of the Board) for review and oversight. In addition, all related party transactions must be reviewed by our Corporate Controller’s Office, in conjunction with our Law Department, for potential conflict of interest situations and related matters on an ongoing basis. When review and oversight by the Audit Committee (or other independent body) is required, the reviewing body must be provided the details of such transactions, including, but not limited to, the terms of the transaction, the business purpose of the transaction and the benefits to us and to the other party. Our internal review process seeks to ensure that any related party transactions are conducted on an arm’s-length basis and on terms that are fair and in the best interests of our stockholders. Since January 1, 2022, there have been no related party transactions required to be reported as such under SEC rules.

14     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
Board and Committee Meetings and Attendance
The Board met seven times in 2022, and its committees, including any special committees, held a total of 22 meetings. In 2022, each director attended at least 75% of all meetings of the Board and any committees on which he or she served. While we do not have a formal policy requiring director attendance at annual meetings, our practice is to schedule Board and committee meetings on the same day in order to facilitate director attendance at the annual meeting. Nine of our 10 directors attended our 2022 annual meeting of stockholders.

Committees of the Board
Our Board has four standing committees, with membership as follows:

Director	Audit Committee	Executive Committee	Governance and Sustainability Committee	Human Capital and Compensation Committee
Atsushi Abe	✓
Alan Campbell	✓	Chair	✓
Susan K. Carter	Chair		✓
Thomas L. Deitrich			✓
Gilles Delfassy				✓
Hassane El-Khoury		✓
Bruce E. Kiddoo	✓
Paul A. Mascarenas		✓	Chair	✓
Gregory Waters		✓		✓
Christine Y. Yan				Chair

Each of our Board’s standing committees has a formal written charter, and copies of the charters for the Audit, HCC and GS Committee are available in the Investor Relations section of our website at www.onsemi.com. The Audit, HCC and GS Committees review their charters at least annually. Below is an overview of the functions served by each standing committee, including highlights from that committee’s charter.

onsemi 2023 Proxy Statement     15

The Board of Directors and Corporate Governance

AUDIT COMMITTEE
9 meetings in 2022

Primary Responsibilities
■ Monitor the integrity of the Company’s corporate accounting and financial reporting processes and the audits of financial statements
■ Appoint, determine funding for and oversee our independent registered public accounting firm
■ Review the independence, qualifications and performance of our internal and independent auditors
■ Pursuant to SEC rules, establish procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters
■ Discuss with management the Company’s major financial risk exposures and processes in place to monitor and control such exposures
■ Review insurance coverage for directors and officers, and make recommendations to the Board with respect to such insurance
■ Oversee the Company’s cybersecurity posture and actions remediating any issues related to the protection or privacy of the Company’s data
■ Review and oversee related party transactions in accordance with applicable securities laws
■ Review, discuss and recommend the Company’s quarterly and annual audited financial statements for inclusion in the Company’s quarterly reports and annual report, respectively
■ Periodically review the tax strategy of the Company
■ Oversee the effectiveness of the Company’s legal compliance policies and programs, as well as the handling of (i) any known material non-compliance with applicable regulations or (ii) other legal and regulatory matters that may have a material impact on the Company’s finances or compliance policies
■ Provide guidance for the Company’s ERM Program and review and oversee the Company’s ethics and compliance program

Members: Susan K. Carter, Chair Atsushi Abe Alan Campbell Bruce E. Kiddoo

As required by SEC rules, the Audit Committee prepares a report that is included in our proxy statement. This report may be found immediately following Proposal No. 4.

The Board has determined that each member of the Audit Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for audit committee service specifically and that each of them is financially competent under the current Nasdaq listing standards. The Board has also determined that three current members of this committee — Alan Campbell, Susan K. Carter and Bruce E. Kiddoo — meet the qualifications of an “audit committee financial expert” in accordance with SEC rules and similar financial sophistication rules under Nasdaq listing standards.

16     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance

GOVERNANCE AND SUSTAINABILITY COMMITTEE
5 meetings in 2022

Primary Responsibilities
■ Identify qualified individuals to become Board members
■ Consider and make recommendations with respect to Board composition and committees
■ Monitor the process to assess Board effectiveness
■ Develop and implement the Company’s corporate governance principles
■ Develop and periodically review criteria for nominees for director
■ Oversee the director orientation program and others designed to improve directors’ understanding of the Company
■ Oversee climate-related and sustainability-related initiatives and other Company actions associated with the environment
■ Review and oversee matters related to environmental, health and safety, and ESG topics and related Code of Business Conduct provisions
■ Oversee succession planning for the CEO and coordinate with the HCC Committee regarding potential succession candidates identified internally
■ Review and make recommendations to the Board regarding matters of corporate governance as requested by the Board or as otherwise deemed appropriate

Members: Paul A. Mascarenas, Chair Alan Campbell Susan K. Carter Thomas L. Deitrich
The GS Committee may engage in research to identify qualified individuals for potential Board service, which may include engaging a professional search firm from time to time.

The Board has determined that each member of the GS Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
6 meetings in 2022

Primary Responsibilities
■ Discharge the Board’s responsibilities relating to the application of compensation policies and all elements of the compensation of our non-employee directors, CEO and other key officers
■ Administer the Company’s equity-based plans, all other STI and LTI plans and all deferred compensation programs
■ Review and approve, or recommend to the Board for approval, any employment agreement with the CEO or any other senior executive
■ Retain or terminate any compensation consultants or other advisors, or obtain the advice of such persons in accordance with applicable securities laws and Nasdaq rules, to assist in the discharge of its duties; and approve the fees paid to such consultants or advisors
■ Develop policies and procedures for (i) succession planning for senior executives aside from the CEO and (ii) the development of certain senior executives identified as potential CEO succession candidates
■ Oversee compensation risk management
■ Oversee human capital policies regarding diversity, equity, inclusion and talent management

Members: Christine Y. Yan, Chair Gilles Delfassy Paul A. Mascarenas Gregory Waters

As required by SEC rules, the HCC Committee prepares a report that is included in our proxy statement. This report may be found immediately following the CD&A.

The Board has determined that each member of the HCC Committee is independent within the meaning of applicable SEC rules and Nasdaq listing standards for director independence generally and for compensation committee service specifically.

onsemi 2023 Proxy Statement     17

The Board of Directors and Corporate Governance

EXECUTIVE COMMITTEE
2 meetings in 2022

Primary Responsibilities
■ Exercise between meetings of the Board all the delegable powers and authority of the Board regarding the management of the business and affairs of the Company (subject to legal limitations), excluding the following matters:
■ Any matters expressly delegated to other committees
■ Making any changes to the Company’s certificate of incorporation or bylaws
■ Approving the merger, consolidation, or dissolution of the Company or the sale of substantially all of its assets
■ Causing the Company to declare any dividends
■ Amending or repealing any resolution of the Board which, by its express terms, is not so amendable or repealable
■ Appointing other committees of the Board or the members of such committees or amending or revising their duties and responsibilities or their charters (the Executive Committee may, however, appoint and delegate to subcommittees as permitted under applicable law)
■ Appointing or removing the Chair of the Board, the President or the CEO
■ Authorizing (i) any single purchase or related series of transactions relating to an acquisition, (ii) any single sale or related series of transactions relating to a disposition, or (iii) any investment transactions or other strategic Company actions, in which the consideration expended or received by the Company exceeds $100 million

Members: Alan Campbell, Chair Hassane El-Khoury Paul A. Mascarenas Gregory Waters

Annual Board and Committee Self-Evaluations
Process and Principles

The Board believes that having good governance principles and practices improves the effectiveness of the Board and contributes to the creation of stockholder value. To measure its own performance against such principles and practices and to identify and act on areas for improvement, each of the Board and its committees performs an annual self-evaluation. The GS Committee is charged with overseeing these self-evaluations and, in 2022, the GS Committee used the following process to conduct the Board’s self-evaluation:

In the Board self-evaluation process, topics and questions for 2022 were grouped into seven categories:

•Strategy	•ERM
•Culture of Compliance and Ethics	•Mergers and Acquisitions
•Executive Evaluation and Succession Planning	•Financial Reporting and Other Disclosure
•Corporate Governance

Prior to launching this process, the GS Committee and the Board consider the tools, processes, topics and questions for the self-evaluation as warranted, including whether to retain an independent third party to facilitate the Board’s self-evaluation. In 2022, the self-evaluation of the committees generally followed the process used by the Board in prior years, except that results were sent to committee chairs (as opposed to the Chair of the GS Committee), and committee chairs led the discussions for their respective committees with the Board in executive session.

18     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
Peer-to-Peer Evaluations

The Board believes that each of our directors can and does benefit from candid feedback received from fellow directors about his or her individual performance. Accordingly, we conduct annual peer evaluations to obtain information about each director’s individual performance, contributions and effectiveness. These director peer evaluations are critical tools that promote more authentic board collaboration, improve the skills and perspectives of our directors and allow them to receive constructive feedback from respected colleagues.

Majority Voting for Directors
Under our bylaws, in uncontested elections, directors are elected by a majority of the votes cast, meaning a candidate for director is elected if the votes in favor of his or her election exceed the votes against his or her election. In contested elections where the number of nominees exceeds the number of open seats, directors are elected by a plurality vote, meaning that the director nominees who receive the most votes up to the number of open seats will be elected.

In an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be required to promptly tender his or her resignation to the Board. The GS Committee, or such other committee designated by the Board for this purpose, will recommend to the Board whether to accept or reject the tendered resignation. The Board will review the GS Committee’s recommendation, decide to accept or reject such resignation or whether other action should be taken and publicly disclose its decision within 90 days from the date of the annual meeting of stockholders. Any director who tenders his or her resignation will not participate in the committee’s recommendation or the Board action regarding whether to accept or reject the tendered resignation. Any vacancies on the Board may be filled by a majority of the directors then in office or those directors, by majority vote, may choose to decrease the number of board seats. Each director elected in this manner will hold office until the next annual meeting and until his or her successor is elected and duly qualified.

See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Role of the Board in Risk Oversight
While management is responsible for the day-to-day management of our risk, the Board plays an ongoing and active role in the oversight of such risk by regularly reviewing and discussing with management areas of material risk and mitigation measures being taken to address such risks. During the 2022 fiscal year, the Board and its committees regularly discussed, among other things, the ongoing impacts of the COVID-19 pandemic, rising inflationary pressures, supply chain issues, geopolitical risk and macroeconomic uncertainty across the globe. While the Board has primary responsibility for risk oversight, each of its committees support this effort by regularly addressing risks in their respective areas of oversight. Specifically, the Audit Committee’s charter requires the Audit Committee to discuss with management our major financial and cybersecurity risk exposures. The Audit Committee also has primary oversight over the ERM Program and provides guidance to the Board regarding its risk oversight responsibilities. In addition, the HCC Committee’s charter requires it to consider and discuss with management whether compensation arrangements for our employees incentivize unnecessary and excessive risk-taking and, in designing our compensation programs and structuring awards, the HCC Committee considers the likelihood of undue risk-taking and the impact that such compensation decisions may have on our risk profile. The chair of the relevant committee then reports on risk discussions to the full Board to the extent appropriate. This combination of direct Board and targeted committee oversight is intended to ensure a thorough assessment and foster a fulsome discussion between management and the Board of risks we face.

Risk Evaluations. As part of its review of our material areas of risk, the full Board meets with representatives from the ERM Program annually to discuss areas of material risk in light of our strategy and evolving business plans. Individuals from across all onsemi, including business unit leaders and the heads of certain administrative function groups, are interviewed by representatives of the ERM Program to illuminate and prioritize the most pressing and material risks we face. These interviews include risk evaluation and assessment as a matter of course. At least annually, our Board reviews how risk is being managed and reported to the Board and its committees, along with areas where the Board would like additional analysis or discussion. Comprehensive risk analysis is a significant part of such planning.

Information Security Risk Management. Management and the Board consider and evaluate from time to time the risk of cybersecurity breaches and vulnerabilities and how best to mitigate such risks. Under its charter, the Audit Committee has the responsibility for overseeing our cybersecurity posture, risk assessment, strategy and mitigation and making recommendations as to how to address and resolve any breaches or issues related to the protection or privacy of our data. The Audit Committee receives regular reports from our Corporate Internal Audit Department on internal audit matters and receives reports at least quarterly from our Chief Information Officer and/or Chief Information Security Officer and our
onsemi 2023 Proxy Statement     19

The Board of Directors and Corporate Governance
Chief Privacy Officer on information security and data privacy and protection, including trends in cyber threats and the status of initiatives intended to bolster our security systems and employees’ cyber readiness. Additionally, under our Insider Trading Policy, our Securities Compliance Officer may impose a black-out on securities trading in the event of a cybersecurity breach or attack. In those circumstances, as a further measure to promote compliance with the trading black-out, the Insider Trading Policy also imposes a duty upon the Securities Compliance Officer to notify the CEO and our Chief Financial Officer (the CFO) of the black-out at or before the time it is imposed.

onsemi adopted the National Institute of Standards and Technology (NIST) Cybersecurity Framework in 2014. The NIST Cybersecurity Framework provides an intuitive and comprehensive set of control objectives that align with a number of other standard frameworks such as ISO 27001:2013 and COBIT 5. We have implemented a number of methods to train employees and management on data protection and malware detection, including a robust information security training and compliance program. As part of this program, we regularly send artificially created phishing emails that test employees’ understanding of the tactics commonly used by scammers and hackers. This effort to increase employee information security proficiency has occurred in tandem with an enhancement in our system-wide security measures. No identified information security breaches were reported in 2022 despite the turbulent data landscape, nor has any such breach occurred in the last three years. Additionally, our Information Security team has collaborated with our Treasury Department to obtain cybersecurity insurance, which would reimburse us for certain costs that may be incurred in the event that we were required to respond to and recover from a data breach. Our Information Security Program has also established a Cyber Incident Response Team comprised of subject matter experts from our global IT team, which is tasked with preparing and executing a timely initial response to any serious or material data breach. We have also contracted with an experienced third-party provider to provide security and forensic expertise in the case of such an event. Finally, our Information Security Risk team updates its strategy each year to align with developments in our business strategy and by considering and adapting to the legal and regulatory mandates relevant to the business and countries in which we operate.

Ethics and Compliance Program
We strive to comply with the law and have adopted policies and practices that go beyond what the law requires to foster an ethical culture. To that end, within our Law Department, we have established an ethics and compliance program designed to prevent, detect and respond to violations of the onsemi Code of Business Conduct, related policies, procedures, other standards of conduct and the law. A major goal of our ethics and compliance program is to promote an organizational culture that aligns with our core values while encouraging ethical conduct and a commitment to compliance.

We have also established reporting channels for external parties to raise ethics and compliance concerns regarding our employees, directors and other third parties doing business with us. Reports may be made directly or anonymously, where allowed by local law, via any of the methods outlined in our Code of Business Conduct, which include:

(1) visiting the Helpline website at helpline.onsemi.com;

(2) mailing the Chief Compliance Officer at onsemi, 5701 North Pima Road, Scottsdale, AZ 85250;

(3) emailing the Chief Compliance Officer at CCO@onsemi.com; or

(4) emailing ethics@onsemi.com or legal.compliance@onsemi.com.

We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to our Code of Business Conduct or assists with any ensuing investigation.

Environmental, Social and Sustainability Initiatives
Overview of Environmental, Social and Sustainability Initiatives

In addition to the information contained in this proxy statement, we publish an annual Sustainability Report detailing onsemi’s social and sustainability initiatives, accomplishments and objectives. The Sustainability Report is available on our website at www.onsemi.com. We expect to publish our next annual Sustainability Report in June 2023. Although we reference our website and Sustainability Reports in this proxy statement, information on the website and in those Sustainability Reports is not a part of, and not incorporated into, this proxy statement.

Given the ESG goals that we have set for ourselves (as discussed in greater detail below), we have Board-level oversight and support for our ESG initiatives. Under its charter, our GS Committee has the primary responsibility of overseeing
20     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
matters related to ESG, except for any ESG initiatives that are expressly assigned to another committee. Under its charter, the HCC Committee has the responsibility of overseeing our policies and strategies regarding human capital, including those focused on diversity, equity and inclusion.

Below are a few of the highlights of our social and sustainability practices and policies:

•Responsible Business Alliance Member and RBA Code of Conduct: We are a full member of the Responsible Business Alliance (the RBA), an international industry organization committed to supporting workers’ rights, and have adopted the RBA Code of Conduct covering labor, the environment, health and safety, ethics and management systems (the RBA Code).
•Responsible Minerals Initiative – Full Member: As a full member of the Responsible Minerals Initiative, we are required to take heightened measures beyond the requirements under U.S. and European Union regulations to ensure responsible sourcing within our supply chains.
•Human Rights Policy and UN Global Compact: Our Human Rights Policy, which applies to all of our employees and suppliers, codifies our commitment to social justice, environmental stewardship, anti-corruption, and the prevention of human trafficking, child labor and related human rights violations. Additionally, we are a signatory to the United Nations Global Compact, which requires signatories to commit to 10 principles covering human rights, the environment, anti-corruption and related matters.
•Social Impact through Giving and Volunteering Programs: We encourage social responsibility and charitable giving through our social impact initiatives, which include a paid employee volunteer program and our “Giving Now” program. Giving Now provides our employees with an opportunity to support charitable organizations and educational institutions through company-matched donations. Additionally, we support other charitable initiatives (such as disaster relief efforts) through grants.
•Global Recognition: Examples of recent social and sustainability-related accomplishments and recognition include:
◦The North America Dow Jones Sustainability Index (one of six semiconductor companies);
◦Barron’s 100 Most Sustainable Companies in the U.S. for the sixth consecutive year;
◦EcoVadis “Platinum” score for corporate social responsibility management quality (Top 1% - electronics manufacturers);
◦ISS-Oekom “Prime” designation for ESG performance;
◦World Finance Magazine Most Sustainable Company in the Semiconductor Industry in 2022;
◦Investor’s Business Daily 100 Best ESG Companies (identifying companies with a favorable mix of profitability and ethical and social responsibility); and
◦Six of our manufacturing facilities received a perfect score on their remote initial audits, resulting in recognition by the RBA.
•Environmental Sustainability: In 2022, we became one of the founding members of the Semiconductor Climate Consortium (the SCC), the first global collaborative of companies across the semiconductor value chain, aimed at accelerating the semiconductor ecosystem’s reduction of greenhouse gas emissions. All SCC members are committed to:
◦collaborating through common approaches, technology innovations, and communications channels;
◦publicly reporting progress on Scope 1, 2 and 3 emissions annually; and
◦setting near- and long-term decarbonization targets with the goal of achieving net zero emissions by 2050 (or sooner).
In 2021, we committed to becoming net zero by 2040. This is an ambitious goal that would put onsemi ahead of the timeline established by the Paris Agreement in reducing greenhouse gas emissions and limiting climate change around the globe. The plan for this goal will be accomplished by prioritizing the deep decarbonization of our operations through approaches such as swaps of selected high “global warming potential” process gases prior to purchasing certified carbon removal and offsets, as well as adopting energy conservation and efficiency measures prior to making investments in renewable energy. Through these activities, we are working to ensure a pathway to net zero that also enables operational resilience, cost efficiency, and, therefore, value creation.
•Supply Chain Responsibility: We require all key suppliers to complete an annual supplier assessment questionnaire using the social responsibility tenets outlined in the RBA Code. All key suppliers are also required to sign a statement of conformance to the onsemi Corporate Social Responsibility Statement, the RBA Code and the onsemi Code of Business Conduct.
•Diversity, Equity and Inclusion (DEI): A detailed description of our DEI initiatives is available on our “Diversity, Equity & Inclusion” webpage at www.onsemi.com. The description includes several partnerships aimed at advancing DEI efforts in our local communities and six Employee Resource Groups. This helps facilitate equity in the workplace by providing recruitment, retention, development and advancement support for our employees from differing backgrounds. As noted above, our HCC Committee oversees DEI initiatives and, among other things, considers DEI in its broader review of human capital management and pay equity.
onsemi 2023 Proxy Statement     21

The Board of Directors and Corporate Governance
•Task-force for Climate-related Financial Disclosure (TCFD): In 2022, we released our first TCFD report in the appendix of our 2021 Sustainability Report. This report contained information about our climate-related risks and opportunities that included:
◦governance and management of our identified climate-related risks and opportunities;
◦how our business planning, strategy and financial planning are impacted by climate-related risks and opportunities; and
◦the metrics and targets we use for tracking progress against these climate-related risks and opportunities.
In June 2023, we expect to include this information in an annually published TCFD report located in the appendix of the onsemi Sustainability Report as well as a standalone document available at www.onsemi.com.
•Science-based Target Initiative (SBTi): In December 2022, we submitted our SBTi commitment letter, representing a major milestone on our net zero journey. With this commitment letter, signed by our CEO, we committed to set a near-term science-based emissions reduction target in line with the latest climate science helping to ensure global temperatures do not exceed 1.5°C above pre-industrial temperatures, which is a critical threshold to avoid catastrophic impacts from climate change. We believe science-based targets provide a clearly defined pathway for companies to reduce greenhouse gas emissions, helping prevent the worst impacts of climate change and future-proof business growth. By December 2024, we intend to publish approved near-term targets that are aligned with and validated by SBTi. We will share more information about our goals and progress over the coming years in our annual Sustainability Report.

Commitment to Fighting Climate Change

In August 2021, we announced that we plan to achieve net-zero emissions by 2040. Today, the industrial and automotive end-markets are responsible for a majority of the world’s greenhouse gas emissions, so we believe that our position as a market leader in intelligent power and sensing technologies offers us an opportunity to help steward these end-markets toward a more sustainable future. Achieving net-zero emissions means that we will reduce greenhouse gas emissions as much as possible before mitigating any remaining emissions through certified carbon offsets or procurement of renewable energy. The approach to net zero emissions is characterized by plans to capitalize on efficiencies that will reduce overall emissions, transition to renewable energy to ensure clean energy use and invest in certified carbon off-sets for non-electricity emissions. We plan to achieve our net-zero goal through the pursuit of a strategy formed by three pillars:

Capitalize on Efficiency	Renewable Energy	Offsets and Influence
• Investigate opportunities for energy conservation and efficiency to reduce total energy consumption
•Explore investments in facilities, processes and equipment to increase energy efficiency
• Review opportunities to mitigate greenhouse gas emissions from process gas usage

• Explore the transition of energy to electricity sources where feasible
• Plan transition of electricity from traditional sources to sources backed by renewable energy instruments
• Plan to use 50% renewable energy by 2030
• Transition to greenhouse gas emissions-free renewable energy portfolio by 2040
• For non-electricity emissions that cannot be eliminated, mitigate through the purchase of certified carbon offsets equal to the amount of such emissions
• Green-E and Gold Standard certified offsets will be prioritized
• Leverage RBA membership to engage supply chain stakeholders on emissions reduction

The GS Committee has oversight of climate- and sustainability-related initiatives and our other actions associated with the environment, and these responsibilities are detailed in its charter. As we forge ahead as a leader in combating climate change in the semiconductor and manufacturing spaces, the GS Committee will assist the Board in providing guidance and oversight in respect of strategy, risk management, capital expenditures, opportunities and investments in the context of climate change.

Legal Compliance
Working closely with our Corporate Internal Audit Department, our Law Department implements and manages ethics and legal compliance programs designed to prevent and detect violations of the Code of Business Conduct, related standards of conduct and the law by employees or third parties. Allegations of non-compliance with laws or regulations are thoroughly investigated and remediated, as appropriate.

Our Audit Committee has compliance oversight responsibility, which entails obtaining reports from our Corporate Internal Audit Department and our Law Department regarding any known material non-compliance with the law, advising the Board with respect to our legal compliance policies and procedures and discussing with the Law Department potentially material legal matters, including material inquiries received from regulators or government agencies. For more information on the Board’s oversight responsibilities, including its responsibility to oversee risk and our ERM Program, see “The Board of Directors and Corporate Governance — Role of the Board in Risk Oversight.”
22     onsemi 2023 Proxy Statement

The Board of Directors and Corporate Governance
2022 Compensation of Directors
The table below summarizes total compensation paid to or earned by each of our non-employee directors for service during 2022.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Atsushi Abe	92,994	215,012	308,006
Alan Campbell	220,495	215,012	435,507
Susan K. Carter	115,495	215,012	330,507
Thomas L. Deitrich	85,494	215,012	300,506
Gilles Delfassy	87,995	215,012	303,007
Bruce E. Kiddoo	92,994	215,012	308,006
Paul A. Mascarenas	102,995	215,012	318,007
Gregory Waters	87,995	215,012	303,007
Christine Y. Yan	97,995	215,012	313,007
(1) This column reflects annual retainer fees earned for board service in 2022, regardless of when paid. The schedule of fees is provided below under “Discussion of Director Compensation.”
(2) This column reflects the aggregate grant date fair value of the restricted stock award granted to each non-employee director on May 26, 2022, computed in accordance with FASB ASC Topic 718 (i.e., the closing price on the date of grant multiplied by the number of shares granted). As of December 31, 2022, each non-employee director held a total of 3,624 shares of restricted stock, all of which are scheduled to vest on the day prior to the annual meeting.

Discussion of Director Compensation

Our Board has delegated responsibility for reviewing and determining non-employee director compensation to its HCC Committee. The HCC Committee reviews the compensation payable to our non-employee directors at least annually. In determining compensation and benefits for our non-employee directors, the HCC Committee is guided by three goals: (i) to fairly pay non-employee directors for work required relating to Board service at a public company of our size and scope; (ii) to align non-employee directors’ interests with the long-term interests of our stockholders; and (iii) to structure the compensation in a way that is straightforward and transparent. Generally, the HCC Committee believes that these goals are served by compensating non-employee directors with a mix of cash and equity-based awards.

In May 2022, Pearl Meyer, which was then serving as the HCC Committee’s independent compensation consultant, provided the HCC Committee with an analysis of non-employee director compensation, including a review of director compensation of the peer group used to evaluate executive compensation.

Taking into consideration this analysis as well as Pearl Meyer’s recommendations, the HCC Committee increased the annual cash and equity retainers by $5,000 and $10,000, respectively, which maintained the existing cash/equity mix. In addition, the HCC Committee added a one-year vesting requirement to annual equity awards to non-employee directors. Each of these changes is discussed in greater detail below.

Annual Cash Retainers

Each non-employee director receives a base annual cash retainer, plus additional retainers for service on one or more committees (either as a member or as the committee Chair) and for service as Chair of the Board. As discussed above, as a result of its annual review of director compensation, the HCC Committee increased the base annual cash retainer by $5,000, from $75,000 to $80,000, effective May 26, 2022, and left all other cash retainers unchanged. Following this revision, the schedule of non-employee director cash retainers is as follows:

onsemi 2023 Proxy Statement     23

The Board of Directors and Corporate Governance

Fee Type	Cash Retainer Amount Per Year
Base Retainer for Each Non-Employee Director	$80,000
Chair of the Board	$120,000
Chair of the Audit Committee	$30,000
Non-Chair Members of the Audit Committee	$15,000
Chair of the HCC Committee	$20,000
Non-Chair Members of the HCC Committee	$10,000
Chair of the GS Committee	$15,000
Non-Chair Members of the GS Committee	$7,500

The annual cash retainers are generally paid quarterly in arrears, except that the retainers for the fourth quarter are typically paid before the end of the year of service.

Equity Compensation and Stock Ownership Guidelines

The HCC Committee grants each non-employee director an annual equity award following our annual meeting of stockholders. In previous years, this award has been structured as a grant of fully-vested common stock under the SIP.

Consistent with best practices and in order to further align our director compensation program with the interests of our stockholders, following its annual review of director compensation in 2022, the HCC Committee added a vesting requirement to these equity awards. In addition, the HCC Committee increased the target value of the annual award to each non-employee director by $10,000, from $205,000 to $215,000. With these changes, each non-employee director was granted a restricted stock award under the SIP with the number of shares determined by dividing the target value by the closing price on the date of grant (May 26, 2022) and rounding up to the next whole share. These restricted stock awards will vest on the day prior to the next annual meeting, provided that the director continues to provide services through that date except as otherwise provided in the award agreement.

We have adopted stock ownership guidelines that require each of our non-employee directors to own at least five times the base annual cash retainer within five years of his or her initial appointment to the Board. As of the record date, all of our non-employee directors were either in compliance with, or within the five-year grace period for compliance under, these guidelines. For additional information regarding these guidelines, please see the sub-section titled “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Expense Reimbursements and Other Compensation

We reimburse our non-employee directors for reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board duties, but we do not pay any other compensation or provide perquisites to our non-employee directors.

Mr. El-Khoury, who serves as our President and CEO as well as a director, does not receive any additional compensation for his services as a member of the Board. For information regarding his compensation, please see the CD&A and the executive compensation tables that follow.

24     onsemi 2023 Proxy Statement

COMPENSATION OF EXECUTIVE OFFICERS
Proposal No. 2: Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)
Our Board recommends a vote “FOR” approval of the compensation paid to our NEOs as disclosed in this proxy statement.

At each annual meeting, we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement pursuant to Section 14A of the Exchange Act and related SEC rules.

This vote, commonly referred to as a say-on-pay vote, is not intended to address any specific element of compensation but rather relates to the overall compensation of our NEOs and our compensation philosophy and practices, as described in this proxy statement. In considering how to vote on this proposal, we recommend that you review the relevant disclosures in this proxy statement, particularly the CD&A, which contains detailed information about our executive compensation program.

As described in greater detail in our CD&A, the principal objective of our executive compensation program, which is overseen by the HCC Committee, is to attract, retain and motivate highly talented individuals who will deliver competitive financial returns to our stockholders and accomplish our short-term and long-term plans and goals. We seek to accomplish this objective by rewarding performance, both individual and corporate, in a way that is aligned with our short-term and long-term interests and those of our stockholders. Consistent with this philosophy, a significant portion of the total target direct compensation opportunity for each NEO is incentive-based, and a significant portion of incentive compensation is variable and is dependent upon corporate, business unit or individual achievement as measured against specific predetermined financial and operational goals.

We ask stockholders to indicate their support by approving the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company’s 2023 annual meeting of stockholders pursuant to SEC’s compensation disclosure rules, including the CD&A, the executive compensation tables and related narrative disclosure, is hereby APPROVED.

This vote is advisory, which means that it is not binding on us, our Board or the HCC Committee. Regardless, we understand that our executive compensation practices are important to our stockholders. Our Board values the opinions expressed by our stockholders through their votes on this proposal, and the HCC Committee will take the outcome of this vote into consideration when making future compensation decisions for our NEOs.

While the HCC Committee will consider the outcome of the advisory vote in Proposal No. 3 (the say-on-pay frequency vote), we currently expect that the next say-on-pay vote will occur at our 2024 annual meeting.

Vote Required on an Advisory Vote to Approve Named Executive Officer Compensation (Say-on-Pay)

The approval of executive compensation is an advisory vote; however, our Board and the HCC Committee will consider the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon as approval of this Proposal No. 2. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.
onsemi 2023 Proxy Statement     25

Compensation of Executive Officers
Proposal No. 3: Advisory Vote on Frequency of Future Say-on-Pay Votes
Our Board recommends that stockholders select “1 YEAR” on Proposal No. 3 regarding the frequency of future say-on-pay votes.

In addition to the say-on-pay vote included as Proposal No. 2, SEC rules require us to provide our stockholders with the opportunity to vote, on a non-binding, advisory basis every six years, on how often we should conduct say-on-pay votes in the future (a say-on pay frequency vote). Stockholders have the option of holding a say-on-pay vote every one year, every two years or every three years.

We held say-on-pay frequency votes in 2011 and again in 2017. In both instances, stockholders agreed with our Board’s recommendation that say-on-pay votes should occur every year.

Our Board and the HCC Committee continue to believe that holding a say-on-pay vote every year allows our stockholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board believes that an annual vote is consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters. Consistent with this belief and the previously-expressed preference of our stockholders, we have held a say-on-pay vote annually since 2011, when these SEC rules were first in effect.

As an advisory vote, this proposal is not binding upon us, our Board or the HCC Committee. However, as stated in Proposal No. 2 above, the Board and HCC Committee value stockholder opinion, and will take the results of the stockholder vote on this Proposal No. 3 into consideration when determining the frequency of future say-on-pay votes.

We expect that our next say-on-pay frequency vote will occur at our 2029 annual meeting of stockholders.

Vote Required on the Advisory Vote on Frequency of Future Say-on-Pay Votes

Stockholders may choose among four options (to hold the say-on-pay vote every one, two or three years, or to abstain from voting). The approval of the frequency of future advisory votes on executive compensation is an advisory vote; however, our Board and the HCC Committee will consider the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote as approval of this Proposal No. 3. Because this advisory vote has three possible frequency voting options, if none of the frequency options receive a majority of the votes, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes our compensation program, philosophy, decisions and process for setting compensation for our Named Executive Officers (also referred to as our NEOs). For 2022, our NEOs were:

Name	Position Held
Hassane El-Khoury	President and Chief Executive Officer
Thad Trent	Executive Vice President, Chief Financial Officer and Treasurer
Simon Keeton	Executive Vice President and General Manager, Power Solutions Group
Ross F. Jatou	Senior Vice President and General Manager, Intelligent Sensing Group
Robert Tong (1)	Senior Vice President and General Manager, Advanced Solutions Group
Vincent C. Hopkin (2)	Former Executive Vice President and General Manager, Advanced Solutions Group
(1) Mr. Tong was promoted to Senior Vice President and General Manager, Advanced Solutions Group effective as of May 27, 2022.
(2) Mr. Hopkin stepped down from his officer positions effective as of May 27, 2022, and fully retired from employment with the Company effective August 1, 2022.

Compensation Program Highlights and Best Practices

The HCC Committee believes that the design and outcomes of our 2022 executive compensation program were directly tied to our performance and advanced our strategic priorities for 2022 and beyond. As noted in the Proxy Statement
26     onsemi 2023 Proxy Statement

Compensation of Executive Officers
Summary under “2022 Performance Highlights,” we had a record year on several fronts, which drove above-target (in most cases, maximum) payouts under our performance-based compensation programs, as follows:

2022 STI Program. There are two performance components to our 2022 STI program — our Corporate Multiplier (which is based on our achievement of correlated revenue and non-GAAP operating margin metrics) and each NEO’s Individual Goals. The Individual Goal percentage achievement is capped at 100%, which means that it may only decrease, but not increase, any amounts earned based on the Corporate Multiplier.

•Company Results. For 2022, we achieved record revenue ($8,326.2 million, an increase of 23.5% from 2021 revenue) and non-GAAP operating margin (as reported in our earnings release, 34.5%, an increase of 1260 basis points from 2021) results.

•Pay Results. The final STI payout percentage (Corporate Multiplier x Individual Goals achieved) was 198.9% for our CEO and between 156.4% and 197.5% for each of our other eligible NEOs, compared to a maximum possible payout of 200%. Specifically:
◦Our combined revenue and operating margin results exceeded stretch targets, yielding a maximum 200% achievement on the Corporate Multiplier.
◦For Individual Goals, which are further divided further into two equally-weighted categories (financial and strategic), we exceeded target (maximum) levels on the financial goals while performance on the strategic goals varied, which resulted in a 99.47% achievement for the CEO and between 78.19% and 98.75% for our other eligible NEOs.
◦The actual STI cash payout for each eligible NEO, as reported in the SCT, was determined by multiplying his final STI payout percentage (i) by his target STI percentage (expressed as a percentage of base salary, 150% for our CEO) and then (ii) by the base salary actually paid to him during the year.

2022 LTI Program. The performance-based restricted stock units (PBRSUs) granted under our 2022 LTI program include six separately-scored, equally-weighted one-year goals and a relative total stockholder return (TSR) payout adjustment component to ensure that the award is linked to performance for a full three-year period. Specifically, the six goals include three financial ones (revenue, gross margin and operating margin) and three strategic ones (related to our SiC product ramp, ESG initiatives and customer experience). Once earned, our 2022 PBRSUs will payout over a three-year period. Payouts under the operational goals can range between 0-200%. Payouts under the financial goals can range between 0-150%, with a further adjustment, up or down on a tranche-by-tranche basis (50-150%), by our relative TSR over one-, two- and three-year periods beginning January 1, 2022 and ending on December 31 of the year prior to each vesting date.

•Company Results. In addition to the financial results described above, we achieved record non-GAAP gross margin (as reported in our earnings release, 49.2%, an increase of 880 basis points from 2021 results). On our operational goals, we made significant strides towards our SiC product ramp objective by nearly tripling SiC product revenue year-over-year and successfully developed a customer experience program. Finally, with respect to our ESG commitments, we established a roadmap to achieve our goal of net zero emissions by 2040.

•Pay Results. The combined payout percentage for the first tranche of our 2022 PBRSUs was 205% of target (185% on operational goals and 225% on financial goals, with the latter including the one-year TSR adjustment). The combined payout on each of our second and third tranches will vary between 130-205% of target for that tranche, depending on our two- or three-year relative TSR performance. Specifically:
◦We surpassed stretch levels on five of the goals, and with respect to the sixth (our SiC ramp goal), our results exceeded the target but fell below the stretch level.
◦On the operational goals, we achieved a combined payout 185% of target (155% on the SiC ramp goal and 200% on the ESG and customer experience goals), which was divided into three equal tranches.
◦On the financial goals, we achieved a combined preliminary payout of 150% of target, which was also divided into three equal tranches. The first tranche payout was then adjusted by our one-year relative TSR results (maximum achievement, as we were first among our peers), for a combined first tranche payout on the financial goals of 225% and an overall combined payout percentage for the first tranche of 205%. This first tranche of the 2022 PBRSUs vested and paid out in early 2023.
◦For each of the remaining two tranches, which will vest in 2024 and 2025, we will adjust the financial goal payouts based on our two- or three-year relative TSR performance (ranging between a decrease of 50% to a minimum 75% payout or an increase of 150% to a maximum 225% payout), which means that the overall payout on each of those two tranches will range between 130-205% of its original target.

These results are discussed in greater detail under “Elements of Our Compensation Program.”

onsemi 2023 Proxy Statement     27

Compensation of Executive Officers
The HCC Committee strives to incorporate good governance practices into our executive compensation program, including the following:

	WE DO:		WE DO NOT:
✓	Incentivize our employees to achieve or exceed financial goals established for the Company and to deliver superior returns to our stockholders.	☒	Provide excessive perquisites to our executives.
✓	Have robust stock ownership guidelines that are designed to align our executives’ interests with those of our stockholders (including a rigorous 6x base salary requirement for our CEO).	☒	Allow our NEOs and other insiders to pledge or margin our stock, hedge their exposure to ownership of our stock or engage in speculative transactions with respect to our stock.
✓	Provide long-term equity incentives that vest over a period of three years to ensure that our executives maintain a long-term commitment to stockholder value.	☒	Provide single triggers or excessive benefits in our change in control agreements or provide excise tax gross-ups.
✓	Closely monitor the executive pay mix and levels of our industry peers to ensure that our compensation is appropriate for leadership recruitment and retention, aligned with stockholder interests and not excessive for our industry.	☒	Provide tax gross-ups on any perquisites other than standard relocation benefits that are available to all employees and amounts paid for expatriate assignments.
✓	Have a minimum 12-month vesting period for full-value awards (e.g., RSUs and PBRSUs) granted to our NEOs under the SIP.	☒	Design our compensation policies and practices in a way that poses a material risk to us or our stockholders.
✓	Follow a responsible approach to equity-based compensation, including adopting “burn rates” well below the typical market practice for our peer group.	☒	Sponsor any executive retirement programs that are not generally available to all of our U.S. employees.

Compensation Philosophy and Guiding Principles

Our HCC Committee is responsible for establishing and implementing our executive compensation philosophy and guiding principles and for monitoring their effectiveness. Our compensation philosophy is focused on the following core principles:

•Alignment with Stockholder Interests. Achieving corporate goals is a necessary condition for our executives to realize targeted levels of compensation, particularly with respect to variable pay and LTI awards. In addition, the use of stock-based incentives, which link variable pay to stockholder value, and stock ownership guidelines further ensures that our executives’ interests align with those of our stockholders.

•Pay-for-Performance. A significant portion of target compensation is variable and directly linked to corporate and individual performance – both to incentivize goal-oriented performance and to reward individual contributions to our performance.

•Provide Competitive Compensation. We regularly consult peer market data to ensure that we are providing competitive compensation opportunities for our executive officers. We consider other semiconductor and high-technology companies as our market and review survey or peer company data in these sectors to analyze the competitiveness of our targeted pay opportunities.

•Attract, Motivate and Retain Diverse Talent. Our compensation program is designed to attract, motivate and retain highly talented individuals critical to our success by providing competitive total compensation with retentive features. Additionally, we focus on developing and retaining a diverse workforce with programs such as our Employee Resource Group on Science, Technology, Engineering and Math for Underrepresented Populations
28     onsemi 2023 Proxy Statement

Compensation of Executive Officers
(STEM UP). The recruitment and retention of talented and diverse employees positively impacts our innovation and performance. We believe that we are at our strongest when we are able to draw on the diverse experiences, knowledge, cultures and backgrounds of all employees in our global workforce.

Stockholder Engagement and Say-on-Pay

We emphasize transparency in our approach to stockholder communications and seek out engagement with and feedback from current and prospective stockholders on corporate strategy, executive compensation, corporate governance and other topics of importance. The chairs of our Board and its committees are active participants in this process. Through these engagements, we have received feedback in support of our existing executive compensation program and, in particular, the HCC Committee’s decision to further drive accountability and reinforce our culture of compliance, diversity, equity and inclusion, and commitment to ESG principles and ethics.

Our stockholders also have the opportunity each year to provide feedback through our advisory say-on-pay vote on the compensation of our NEOs. At our 2022 annual meeting, our stockholders expressed their support for our program, with over 93% voting in favor of the proposal.

The HCC Committee considers feedback received during these stockholder engagements and our say-on-pay results as key factors in its ongoing assessment of our compensation program design and effectiveness.

Performance-Driven Compensation Opportunities

The goal of our executive compensation program is to enhance stockholder value by delivering a competitive compensation package that is significantly performance-based, thus linking executive pay, company performance and stockholder returns. The primary components of our program, which we refer to as total direct compensation (TDC), are base salary, target STI award opportunity and target LTI awards, which are structured as 60% PBRSUs and 40% time-based restricted stock units (RSUs).

As reflected in the charts below, more than 90% of Mr. El-Khoury’s target TDC for 2022 was variable, with approximately 60% based on measurable performance goals (target STI and PBRSUs) and another 33% tied to the value of our stock price (RSUs). For our other NEOs, on average, approximately 85% of their target TDC was variable. These figures reflect the highest salary, target STI opportunity and target LTI opportunity for each of our other NEOs in 2022 and exclude Mr. Hopkin, who retired during the year.

onsemi 2023 Proxy Statement     29

Compensation of Executive Officers
Elements of our Compensation Program

Our executive compensation program is designed to provide a competitive total compensation package consistent with our performance in the marketplace and our desire to recruit, motivate and retain talented management. The following is an overview of our 2022 program:

Focus	Component	Key Characteristics	Purpose
Current Year Performance	Base Salary	•Fixed cash compensation	•Set at competitive levels and used to attract and retain talent
Short-term Cash Incentive (STI) Awards
•Annual cash awards providing for award opportunities based on full-year 2022 results
•Performance goals based on both (i) financial results and (ii) individually-scored performance goals based on both financial and operational metrics

•Encourages our executives to maximize profitability and growth
•Promotes superior operational performance, disciplined cost management and increased productivity and efficiency that contribute significantly to value creation for our stockholders

Long-Term Equity Incentive (LTI) Awards	Restricted Stock Units (RSUs)
•Stock-settled awards
•The 2022 RSUs are time-based and vest annually in one-third increments on each anniversary of the grant date
•The 2022 PBRSUs are performance-based and are eligible to vest based on the extent to which the applicable performance goals established by the HCC Committee are met over performance measurement periods of one, two and three years

•Reinforces the alignment of executive and stockholder interests and provides each individual with a significant incentive to manage from the perspective of an owner
•Promotes employee retention
•Assists NEOs in complying with stock ownership guidelines

Performance-Based Restricted Stock Units (PBRSUs)
Post-Termination Compensation	Severance and Change in Control Arrangements
•Our RSU and PBRSU agreements provide for acceleration of vesting upon certain qualifying terminations, both with or without a change in control
•Employment agreements provide severance payments and benefits in the event of certain qualifying terminations, both with or without a change in control

•Supports retention and recruitment efforts
•Encourages management to pursue transactions that may be in the best interest of the Company and its stockholders by providing a measure of financial security

Other Compensation and Benefits	Limited Perquisites	•A monthly auto allowance •Enhanced coverage for life insurance •An executive physical examination •Financial planning services reimbursement	•Supports the competitiveness of our compensation package •Provides value to executives at a reasonable cost to the Company
	Other Benefit Plans and Programs	•A tax-qualified ESPP •A 401(k) savings plan •Medical, dental, disability and life insurance programs	•Provides competitive capital accumulation and other benefits

Base Salary. The primary objective for the base salary component is to provide a baseline level of fixed compensation that is competitive in our market and commensurate with each NEO’s level of day-to-day responsibilities. As an initial step, the HCC Committee generally targets executive pay at the median of peer market data for each position. However, in setting each NEO’s base salary, the HCC Committee also considers, among other factors, the NEO’s experience, scope of authority, and the performance of the NEO individually and of his team as a whole.

At its February 2022 meeting, the HCC Committee approved the following base salary increases, effective April 10, 2022: Mr. El-Khoury’s salary increased from $950,000 to $1,000,000, and Mr. Keeton’s salary increased from $500,000 to $525,000. The base salaries of Messrs. Trent, Jatou, and Hopkin were unchanged from 2021 levels ($600,000, $450,000, and $500,000, respectively). In addition, in connection with Mr. Tong’s promotion to Senior Vice President and General Manager, Advanced Solutions Group, the HCC Committee approved a base salary increase for Mr. Tong from $385,000 to $450,000, which became effective as of June 22, 2022. In making these determinations, the HCC Committee considered information from, and the analysis of, Pearl Meyer, where available.

Short-Term Cash Incentive Program. The primary objectives of our 2022 STI program were to:

•maximize return to stockholders;
•reward and retain our top performers;
30     onsemi 2023 Proxy Statement

Compensation of Executive Officers
•reward achievement of short-term financial performance goals;
•use objective and verifiable metrics;
•create a single program for all eligible employees; and
•provide target STI percentages that are competitive with peer market data for the position.

In designing the 2022 STI program, the HCC Committee considered these objectives and its desire to directly align the program with our 2022 strategic and continued transformation objectives and encourage our executives to maximize profitability, growth and operational efficiency. As further described below, the 2022 STI program incorporates overall company-wide objectives (the Corporate Multiplier) that determine the maximum payout percentage under the program and objectives specific to each NEO (the Individual Goal achievement percentage) that determine each officer’s specific payout. The use of a Corporate Multiplier combined with an Individual Goal achievement percentage for each NEO supports one key tenet of our compensation philosophy, which is to provide incentive opportunities for both company and individual performance.

Under the 2022 STI program, each eligible NEO’s payout was determined according to the formula below:

2022 STI Program Formula

Target STI Opportunity for 2022. In establishing the parameters of the 2022 STI program, the HCC Committee considered the target STI opportunity for each NEO, expressed as a percentage of base salary, and in each case, decided to make no adjustments to 2021 levels (Mr. El-Khoury, 150%; Mr. Trent, 100%, Messrs. Keeton, Jatou, and Hopkin, 85% each). At the time of this determination, Mr. Tong was reporting to Mr. Hopkin and his target STI percentage was 75%. However, in connection with Mr. Tong’s May 2022 promotion, the HCC Committee increased his target STI percentage to 85%, which put him at the same level as his predecessor in the role, Mr. Hopkin.

Corporate Multiplier Component. The Corporate Multiplier is designed to ensure that funding of the 2022 STI program is in line with our Board-approved annual operating plan. Our 2022 program included a performance matrix that links two financial metrics (revenue and non-GAAP operating margin) and reflects threshold‐to‐maximum opportunities based on various achievement levels of those metrics. Payouts under the 2022 STI program were only earned if the threshold levels were exceeded on both revenue and non-GAAP operating margin. If we achieved target levels on both metrics, the Corporate Multiplier would be 100%. Payouts are scaled from 0% to up to a maximum of 200% for performance meeting or exceeding stretch levels. Given the use of a matrix, there were several ways to achieve maximum performance. As shown in the table below, based on our combined results for 2022, we achieved a Corporate Multiplier of 200%.

Corporate Multiplier Component (matrix-based correlation)	0% Achievement if Performance is at or below either of these Levels (Threshold)	100% Achievement (Target)	200% Achievement (Maximum) (1)	Actual Achievement
Revenue	$6.70 billion	$7.70 billion(2)	$8.09 billion	$8.33 billion
Non-GAAP Operating Margin	21.9%	30.2% (3)	32.3%	35.4% (4)
(1) As noted above, our actual revenue and non-GAAP operating margin exceeded these stretch levels but this is only one way to achieve 200%. Under the matrix, we could achieve 200% with revenue as low as $7.897 billion but only if our operating margin met or exceeded 33.2%. Conversely, we could achieve 200% with an operating margin at the target level (30.2%) but only if our revenue met or exceeded $8.668 billion.
(2) The 2022 target goal represented approximately a 14.3% increase relative to reported 2021 revenue.
(3) The 2022 target goal represented an increase of 830 bps from reported 2021 non-GAAP operating margin.
(4) Reflects our non-GAAP operating margin as reported in our fiscal 2022 earnings release, adjusted for STI upside.

Individual Goal Achievement Percentage Component. In addition to the Corporate Multiplier, each NEO received a score based on the level of achievement of Individual Goal achievement percentage. The maximum possible Individual Goal
onsemi 2023 Proxy Statement     31

Compensation of Executive Officers
achievement percentage is 100%, which means that performance against these particular goals will not increase a participant’s STI payout; instead, performance at less than target will serve to decrease any STI payout to that participant. For our NEOs, this component is further divided into an additional set of corporate financial goals (NEO Financial Goals) as well as certain executive-specific strategic or operational goals (NEO Strategic Goals).

The NEO Financial Goals – this portion, which represents 50% of the Individual Goal achievement percentage, is tied to three additional corporate financial targets. For the 2022 STI program, the scoring of the NEO Financial Goals was based on our level of achievement of revenue, non-GAAP gross margin and non-GAAP operating expense targets as described in the table below.

Each of the goals is scored separately and, once above-threshold levels are achieved, our performance as measured against the NEO Financial Goals could result in attainment of up to 100% for results at or above target.

NEO Financial Goals	0% Achievement (Threshold)	100% Achievement (Target)	Actual Achievement
Revenue (20% of NEO Financial Goals)	Company: $6.70 billion	Company: $7.70 billion	Company: $8.33 billion
	PSG: $3.44 billion	PSG: $3.78 billion	PSG: $4.21 billion
	ISG: $0.90 billion	ISG: $1.21 billion	ISG: $1.28 billion
	ASG: $2.40 billion	ASG: $2.71 billion	ASG: $2.84 billion
Non-GAAP Gross Margin (1) (40% of NEO Financial Goals)	Company: 40.4%	Company: 46.8%	Company: 49.4%
	PSG: 38.3%	PSG: 44.3%	PSG: 47.6%
	ISG: 37.8%	ISG: 43.5%	ISG: 47.8%
	ASG: 44.2%	ASG: 51.7%	ASG: 52.7%
Non-GAAP Operating Expense (2) (40% of NEO Financial Goals)	Company: $1,242 million	Company: $1,275 million	Company: $1,164 million
	PSG: $415 million	PSG: $422 million	PSG: $400.8 million
	ISG: $252 million	ISG: $266 million	ISG: $246.1 million
	ASG: $575 million	ASG: $588 million	ASG: $517.3 million
(1) Non-GAAP gross margin is calculated as disclosed in our earnings releases and as set forth in the Appendix.
(2) For purposes of the 2022 STI program, non-GAAP operating expense is GAAP operating expense adjusted for STI upside.

For each of Messrs. El-Khoury and Trent, each of the NEO Financial Goals was measured against Company-wide results. For each of our other NEOs, his NEO Financial Goals was measured against the results for his specific business unit (Mr. Keeton – PSG; Mr. Jatou – ISG; and Messrs. Tong and Hopkin – ASG). For 2022, the Company and each of its three business units exceeded target performance on all three goals as set forth in the table above, resulting in a 100% achievement for all NEO Financial Goals (or 50% of the overall Individual Goal achievement percentage).

The NEO Strategic Goals – this portion, which represents the other 50% of the Individual Goal achievement percentage, is composed of between four and ten additional metrics and targets specifically tailored to each NEO’s role, area of oversight and strategic focus, including financial and non-financial goals and other metrics based on the definition and deployment of management’s strategy and the planning and execution of certain transformation initiatives, including ESG, new product, quality improvement, human capital and operational initiatives.

The NEO Strategic Goals were scored: (i) for certain binary metrics, at either 0% or 100% attainment without linear interpolation between the attainment levels, or (ii) at up to 100% attainment, with linear interpolation for attainment between the threshold and target levels. Like the NEO Financial Goals, each NEO Strategic Goal was scored separately and each was weighted with a specific point value based on its strategic importance to us and/or the level of complexity involved in achieving the goal. Particular scoring metrics used to determine whether a given target had been achieved were also established at the time the 2022 STI program was approved. Following the end of the year, the HCC Committee evaluated performance against these metrics, and after considering the CEO’s recommendations regarding performance of each NEO, including himself, determined each NEO’s Individual Goal achievement percentage.

Based on these performance results, the HCC Committee approved each NEO’s Individual Goal achievement percentage as follows:

32     onsemi 2023 Proxy Statement

Compensation of Executive Officers

NEO (1)	NEO Financial Goals (50% weighting)	NEO Strategic Goals (50% weighting)	Final Individual Goal Achievement Percentage
Hassane El-Khoury	100.00%	98.94%	99.47%
Thad Trent	100.00%	97.50%	98.75%
Simon Keeton	100.00%	91.60%	95.80%
Ross F. Jatou	100.00%	89.06%	94.53%
Robert Tong	100.00%	56.38%	78.19%
(1) Mr. Hopkin is not included in the table as he was not eligible to earn a payout under the 2022 STI program following his retirement.

As indicated in the chart above, each of Messrs. El-Khoury, Trent, Keeton and Jatou met nearly all of his NEO Strategic Goals for 2022, resulting in achievement at 89% or greater on NEO Strategic Goals and, when combined with the level of achievement of his NEO Financial Goals, 94% or greater on his final Individual Goal achievement percentage. With respect to Mr. Tong’s NEO Strategic Goals, his degree of achievement was negatively impacted by delays in meeting certain quarterly product development milestones (under our scoring methodology, points are deducted even if those milestones are met later in the year) and a shift in strategic focus for his business unit (ASG), which culminated in a decision to wind down one of its divisions (our legacy Quantenna business). As a result, Mr. Tong’s final Individual Goal achievement percentage for 2022 was just over 78%.

Use of Non-GAAP Measures. Several of the financial targets in the Corporate Multiplier and NEO Financial Goals were non-GAAP measures. The HCC determined that non-GAAP metrics should be used for the 2022 STI program rather than GAAP metrics to prevent payments under the 2022 STI program from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of current actual Company operating performance.

Final Payouts under the 2022 STI Program. After evaluating the performance results of these components, the HCC Committee approved the following payouts to our NEOs under the 2022 STI program:

NEO (1)	Corporate Multiplier (%)	Individual Goal Achievement Percentage (%)	STI Target (% of Base Salary)	Eligible Earnings (2) ($)	Final Cash STI Payment ($)
Hassane El-Khoury	200%	99.47%	150%	984,615	2,938,191
Thad Trent	200%	98.75%	100%	600,000	1,185,000
Simon Keeton	200%	95.80%	85%	517,308	842,487
Ross F. Jatou	200%	94.53%	85%	450,000	723,155
Robert Tong	200%	78.19%	85%	424,808	564,668
(1) Mr. Hopkin is not included in the table as he was not eligible to earn a payout under the 2022 STI program following his retirement.
(2) Represents base salary actually paid during the year.

Long-Term Incentive Program. Our 2022 LTI program reflects the following principles:

•equity-based awards should comprise the largest percentage of each NEO’s annual target TDC in order to further align NEO and stockholder interests;
•equity grants are budgeted consistent with market practice with actual grants awarded based on performance and potential;
•the performance goals underlying our PBRSUs are designed to drive behavior in support of our annual operating plan and long-term business strategies;
•performance above target or above stretch levels should provide commensurate payout opportunities; and
•company, department and individual performance may drive above-market equity grants in the following annual cycle.

In February 2022, the HCC Committee made annual LTI awards (the 2022 LTI program) to each NEO as described in the following table. These LTI awards consisted of 60% PBRSUs (the 2022 PBRSUs) and 40% RSUs (the 2022 RSUs), which were granted under the SIP. The HCC Committee determined that this allocation between PBRSUs and RSUs provided a reasonable balance between performance-based and retention incentives.

onsemi 2023 Proxy Statement     33

Compensation of Executive Officers

NEO	Target 2022 PBRSU Value ($)	2022 PBRSUs (at Target) (#)	Target 2022 RSU Value ($)	2022 RSUs (#)	Total Target 2022 LTI Value (PBRSUs + RSUs) ($)
Hassane El-Khoury	6,900,000	117,009	4,600,000	78,006	11,500,000
Thad Trent	2,550,000	40,209	1,700,000	26,806	4,250,000
Simon Keeton	1,350,000	21,287	900,000	14,192	2,250,000
Ross F. Jatou	840,000	13,246	560,000	8,831	1,400,000
Robert Tong (1)	300,000	4,731	200,000	3,154	500,000
Vincent C. Hopkin (2)	1,320,000	20,817	880,000	13,876	2,200,000
(1) These figures do not include an off-cycle promotion grant made to Mr. Tong on June 16, 2022 of 7,483 RSUs and 11,224 PBRSUs (total target value of $1 million), which brought his target LTI value for 2022 to $1.5 million.`
(2) Mr. Hopkin’s 2022 equity awards were forfeited upon his retirement.

Description of 2022 RSUs. As in prior years, the 2022 RSUs are time-based and will vest annually in one-third increments on each anniversary of the grant date, subject to the NEO’s continued employment through the applicable vesting date.

Description of 2022 PBRSUs. The 2022 PBRSUs are performance-based equity awards for which vesting is contingent upon our achievement of a mix of financial and operational or strategic goals, including a component that adjusts a portion of final payouts, up or down, based on our one-, two-, and three-year TSR performance relative to a peer group, to ensure that the awards remain linked to performance over a full three-year period.

As a first step, we measure our performance against six equally-weighted performance goals (the 2022 LTI Performance Goals). As detailed in the below chart, three of the goals are financial (LTI Financial Goals) and the other three are operational (LTI Operational Goals), with each of the six goals scored separately. All six goals measured performance over the 2022 fiscal year but the awards will pay out in equal installments over a three-year period and, as a second step, the payout under each tranche of the LTI Financial Goals (50% of the target award) is further adjusted based on our TSR relative to a peer group over the one-, two- or three-year periods beginning on January 1, 2022 and ending on December 31 prior to each vesting date (the TSR Adjustment).

Type of Goal	LTI Goal	Description and Measurement	Max Payout (as a % of Target)	Subject to Step 2 TSR Adjustment?
Financial	Revenue	As reported in our 2022 financial statements	150%	Yes (see below for details)
	Non-GAAP Gross Margin	Derived from our 2022 financials and calculated as described in the GAAP reconciliation appendix to our earnings release	150%
	Non-GAAP Operating Margin	Derived from our 2022 financials and calculated as described in the GAAP reconciliation appendix to our earnings release	150%
Operational	SiC Ramp Product Revenue	Measured based on the revenue we generated for new SiC products as compared to 2021 (i.e., one-, two- or three-times the prior year’s revenue)	200%	No TSR Adjustment
	ESG Baseline Scopes 1, 2 and 3	Measured based on our progress in establishing baseline emissions for each of Scopes 1, 2 and 3 and then taking the next step—no baseline emissions are established, baseline emissions are established and our roadmap to reducing such Scope emissions to achieve our goal of becoming net zero by 2040 is established	200%
	Customer Experience Program	Measured by how close the program is to being established: 50%, 80% or 100%	200%

We believe that using a mix of performance periods in our LTI program emphasizes different priorities. All six of our 2022 LTI Performance Goals, while measured over a one-year period, are forward-looking and establish a baseline to help us achieve our longer-term strategic goals. Having our PBRSUs vest over a three-year period, with a significant portion of the ultimate payout remaining variable, to be adjusted up or down with our relative TSR performance measured from January 1 of the year of grant to December 31 of the year before each scheduled vesting date, links overall payout of these awards to longer-term stockholder returns.

34     onsemi 2023 Proxy Statement

Compensation of Executive Officers
Considerations Regarding 2022 LTI Performance Goals. The 2022 LTI program was designed to reward performance consistent with our long-term strategic objectives. Similar to our 2022 STI program, the HCC Committee determined that the use of certain non-GAAP metrics would be more appropriate for our 2022 LTI program than GAAP metrics as it would prevent 2022 LTI payouts from being significantly impacted (positively or negatively) by extraordinary or unusual events or non-cash items. The HCC Committee also considered adjustments eliminating the effect of certain non-cash items to be appropriate, believing that the adjusted numbers are a better indicator of our current actual operating performance.

The HCC Committee also considered the advantages and disadvantages of using absolute versus relative performance measures and believes that the 2022 LTI Program struck an appropriate balance between the two types of measures by using both measures in the PBRSU grants. Absolute measures are consistent with stockholder expectations, allow for greater sense of control and influence by the executive, encourage motivation and are consistent with our cash flow and ability to pay. Conversely, relative measures, such as our TSR Adjustment, result in adjustment, up or down, to payouts for our executives based on our performance compared to our peers in a highly competitive marketplace.

The following is a summary of the specific targets under each of the 2022 LTI Performance Goals:

2022 LTI Performance Goals Measured after 2022 PBRSU Performance Period (1)	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)
Revenue (weighted 16.7%)	$6.70 billion	$7.70 billion	$8.09 billion
Non-GAAP Gross Margin (weighted 16.7%) (2)	40.4%	46.8%	47.8%
Non-GAAP Operating Margin (weighted 16.7%) (3)	21.9%	30.2%	31.2%
Ramp SiC Product Revenue (weighted 16.7%)	1x	2x	3x
ESG Baseline Scopes 1, 2 and 3 (weighted 16.7%) (4)	No baseline (x3)	Baseline (x3)	2040 Roadmap
Customer Experience Program (weighted 16.7%)	50%	80%	100%
TSR Adjustment Measured after each TSR Performance Period	Payout Range
Relative TSR	50% to 150% (5)
(1) All LTI Financial Goals and the goal concerning the ramping of SiC products are calculated in a manner consistent with how we calculate these figures for purposes of our earnings releases. Payouts under each 2022 LTI Performance Goal—aside from the threshold and target levels for the Scope emissions goal—are determined using linear interpolation from threshold to target and from target to stretch.
(2) The target goal represented approximately a 640 bps increase relative to actual results achieved for the prior fiscal year of 40.4%. For purposes of the 2022 LTI program, non-GAAP gross margin is calculated and adjusted by the HCC Committee in the same manner as for the 2022 STI program (discussed above).
(3) Non-GAAP operating margin measures the percentage growth from our actual results achieved for the prior fiscal year. It is calculated and adjusted by the HCC Committee in the same manner as for the 2022 STI program (discussed above).
(4) Overall, this goal is weighted 16.7% in the aggregate. Broken down further, the performance goal is weighted 5.555% for each of Scopes 1, 2 and 3.
(5) As described above, the TSR Adjustment, which applies to the LTI Financial Goals, is a further adjustment (50%-150%) to the number of shares earned on the basis of our performance as measured against each LTI Financial Goal.

Following the end of 2022, the HCC Committee determined the number of PBRSUs deemed to be preliminarily earned based on the results of each of the 2022 LTI Performance Goals. These units will then vest and pay out in shares of our common stock in three equal annual installments in 2023, 2024 and 2025, subject to any applicable TSR Adjustment as described below and provided the NEO remains employed on the applicable vesting date. For a discussion of our 2022 performance results, please see below under “Results for PBRSUs with Performance Periods Ending in 2022.”

One-, Two- and Three-Year TSR Adjustments. As noted above, we include a relative TSR Adjustment in the design of our PBRSUs to emphasize the importance of our stock performance as compared to an industry peer group. Specifically, the number of PBRSUs vesting in each tranche as a result of the LTI Financial Goals will be adjusted based on our relative TSR over the performance period beginning on January 1, 2022 and ending on December 31 of the year immediately preceding the vesting date. This means that, for the portion of any PBRSUs subject to the TSR Adjustment, the number of shares preliminarily earned based on our results relative to the LTI Financial Goals will be further adjusted, on a tranche-by-tranche basis, by our one-year (first tranche), two-year (second tranche) and three-year relative TSR (third tranche). The TSR Adjustment is a percentage (between 50-150%) that is then multiplied by the number of shares preliminary earned under each of the three LTI Financial Goals in a given tranche as follows:

•150%, if our relative TSR for the applicable performance period is equal to or greater than the 75th percentile;
•100%, if our relative TSR for the applicable performance period is (x) equal to or greater than the 25th percentile, but also (y) equal to or less than the 50th percentile;
•a percentage determined based on straight-line linear interpolation, if our relative TSR for the applicable performance period is (x) greater than the 50th percentile, but also (y) less than the 75th percentile; and
onsemi 2023 Proxy Statement     35

Compensation of Executive Officers
•50%, if our relative TSR for the applicable performance period is less than the 25th percentile.

TSR Peer Companies. To determine our relative TSR at the end of the applicable period, we calculate the percentage change between the beginning stock price and the ending stock price for our stock and that of each TSR peer company. For purposes of this calculation, we use the average closing stock price for fourth fiscal quarter of 2021 as the beginning stock price and the average closing stock price for the fourth fiscal quarter of the last year in the TSR performance period (2022, 2023, or 2024) as the ending stock price. Any dividends paid are treated as reinvested and the companies are then ordered by percentage change. Unless the HCC Committee determines otherwise, any peer company that is no longer trading on a national securities market on the last day of the performance period will be removed from the list for purposes of the relative TSR calculation for that period.

For the 2022 PBRSUs, our TSR peer companies consist of the following companies:

TSR Peer Companies
Ambarella Inc.	Maxlinear Inc.	Renesas Electronics Corporation
ams AG	Melexis N.V.	Rohm Co., Ltd.
Analog Devices, Inc.	Microchip Technology Incorporated	Semtech Corporation
Broadcom Inc.	MKS Instruments, Inc.	Sensata Technologies Holding plc
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.	Silicon Laboratories Inc.
Diodes Incorporated	Murata Manufacturing Co., Ltd.	Skyworks Solutions, Inc.
Infineon Technologies AG	National Instruments Corporation	STMicroelectronics N.V.
Knowles Corporation	NXP Semiconductors N.V.	Synaptics Incorporated
Lattice Semiconductor Corporation	Parade Technologies, Ltd.	Texas Instruments Incorporated
Littelfuse, Inc.	Power Integrations, Inc.	Vishay Intertechnology, Inc.
Macom Technology Solutions Holdings, Inc.	Qorvo, Inc.	Wolfspeed, Inc.
Marvell Technology, Inc.	Realtek Semiconductor Corp.	Xilinx, Inc. (1)
(1) Xilinx, Inc. was acquired by Advanced Micro Devices, Inc. in February 2022.

The TSR peer companies listed above represent a mix of companies listed on the PHLX Semiconductor Index and other publicly traded semiconductor companies whose product and service offerings, market capitalization, business model and other characteristics are similar to ours.

Results for PBRSUs with Performance Periods Ending in 2022.

CEO New Hire Grant. In connection with our appointment of Mr. El-Khoury as our CEO in December 2020, the HCC Committee granted him an onboarding LTI award, including PBRSUs with a grant date value of approximately $7 million. As previously disclosed, vesting of these PBRSUs would vary between 0-100% depending upon our TSR over the two-year period following Mr. El-Khoury’s appointment (December 7, 2020 through December 6, 2022), relative to the TSR of our defined group of peer companies (same group and calculation principles as our 2021 PBRSUs). Following the end of the performance period, the HCC Committee confirmed that 100% of the PBRSUs were earned, as our TSR was highest among the peer group. These PBRSUs vested on December 20, 2022.

Second Tranche of 2021 PBRSUs. In early 2023, the HCC Committee determined that our two-year relative TSR was ranked first amongst our peer group for purposes of the 2021 PBRSUs subject to a TSR Adjustment. As a result, for officers holding those awards, their second tranche payout, as originally determined on the basis of 2021 financial metrics, was multiplied by 150%. Following the HCC Committee’s certification of the results, these PBRSUs vested on February 15, 2023. The peer group for these awards was the same as the TSR peer group for our 2022 PBRSUs plus three additional companies (Dialog Semiconductor PLC, Inphi Corporation, and Maxim Integrated Products) that were no longer trading at the end of the performance period. Those three companies and Xilinx, Inc. (which had been acquired in February 2022) were excluded from the calculation.

First Tranche of 2022 PBRSUs. In early 2023, the HCC Committee reviewed the LTI Performance Goals underlying our 2022 PBRSUs and determined that our LTI Financial Goals were achieved at an aggregate 150% and our LTI Operational Goals were achieved at an aggregate 185%. Additionally, our relative TSR for 2022 exceeded the maximum performance
36     onsemi 2023 Proxy Statement

Compensation of Executive Officers
level and thus, for those awards with a TSR Adjustment, the officer earned an additional number of shares equal to 150% of the number of 2022 PBRSUs earned on financial goals in the first tranche (for an aggregate payout of 225% on the LTI Financial Goals). In calculating our relative one-year TSR, we excluded Xilinx, Inc. from the TSR peer companies as it was no longer trading at the end of the performance period. A breakdown of performance by LTI Performance Goal is shown in the chart below. For 2022 PBRSUs with a TSR Adjustment, payout on each of the second and third tranches (in 2024 and 2025, respectively) will be adjusted based on our relative TSR for the applicable two- or three-year period once those performance periods are complete. Based on performance thus far, the combined payout percentage for each of the second and third tranches will range between 130-205% of the original target for that tranche.

Type of Goal (1)	LTI Performance Goal	0% Payout (Threshold)	100% Payout (Target)	150% or 200% Payout (Stretch)	Actual 2022 Performance	Resulting Goal Achievement Percentage (2)	Final Payout Percentage for First Tranche (3)
Financial	Revenue	$6.70 billion	$7.70 billion	$8.09 billion	$8.30 billion	150%	225%
	Non-GAAP Gross Margin	40.4%	46.8%	47.80%	49.4%	150%	225%
	Non-GAAP Operating Margin	21.9%	30.2%	31.20%	35.4%	150%	225%
Operational	Ramp SiC Product Revenue	1x	2x	3x	2.55x	155%	155%
	ESG Baseline Scopes 1, 2 and 3	No baseline (x3)	Baseline (x3)	2040 Roadmap	2040 Roadmap	200%	200%
	Customer Experience Program	50%	80%	100%	100%	200%	200%
				First tranche combined payout percentage			205%
(1) As noted above, our LTI Financial Goals are subject to a second-step TSR Adjustment on a tranche-by-tranche basis. As such, the maximum payout at stretch levels for those goals, without giving effect to any TSR Adjustment, is 150%.
(2) This column reflects the degree of achievement on each of the six goals, without giving effect to any TSR Adjustment. To calculate the number of PBRSUs preliminarily earned under each goal, we multiply this figure by the number of target PBRSUs granted to the NEO that were associated with that goal, then divide the result into three equal tranches. For the tranches associated with LTI Operational Goals, that number of PBRSUs is fixed and will be paid over a three-year period, subject to the NEO’s continued employment through each vesting date. The tranches associated with LTI Financial Goals are not fixed but rather will be adjusted, on a tranche-by-tranche basis, for our relative TSR performance over the one-, two- or three-year performance period, as applicable.
(3) This column reflects the payout percentages under each of the six goals for the first tranche, with the payout for each LTI Financial Goal adjusted based on our relative TSR performance for 2022 (achieved at the maximum level, which meant that the resulting goal achievement percentage for each LTI Financial Goal was multiplied by 150%).

Post-Termination Compensation. In addition to the compensation received by our NEOs during 2022 and the other benefits under our programs available to all eligible employees, we also provide certain post-termination benefits to our executive officers as described below.

Severance and Change in Control Arrangements. We have entered into arrangements with our NEOs that provide for post-termination payments in the event of a qualifying termination both in connection with a change in control, and outside of the context of a change in control. In addition, certain of our RSU and PBRSU agreements provide for accelerated vesting upon certain qualifying terminations. For more detail regarding the severance and change in control provisions of the employment agreements and equity awards for our NEOs, see “Compensation of Executive Officers — Employment, Severance and Change in Control Arrangements” and “Compensation of Executive Officers — Potential Payments Upon Termination of Employment or Change in Control” below in this proxy statement.

Retirement Provisions – Legacy RSU Award Agreements and Actual Payouts to Mr. Hopkin. Under our 2020 RSU award agreements with each of Messrs. Keeton and Hopkin, subject to certain advance notice, age and service requirements, any RSUs granted to the NEO in 2020 that were unvested as of the date of his retirement would become fully vested but continue to pay out in accordance with their original schedule. The RSUs granted to our NEOs in 2021 and 2022 do not contain any accelerated vesting provisions that would be triggered upon the officer’s retirement.

Mr. Hopkin, who retired in 2022, qualified for and received accelerated vesting of his 2020 RSUs. Although his 2021 RSU award did not contain a similar provision, in consideration of his contributions to and long tenure with the Company, the HCC Committee approved the acceleration of vesting of the remainder of his unvested, time-based 2021 RSUs effective upon his retirement. Like his 2020 RSUs, the 2021 RSUs will continue to pay out in accordance with their original schedule. All other equity awards held by Mr. Hopkin that were unvested as of the date of his retirement were forfeited upon his retirement, including the entirety of his 2022 LTI award.

Release Requirement and Restrictive Covenants. The HCC Committee believes that our post-termination compensation and related arrangements with our NEOs are aligned with existing market practices related to, and are consistent with, the principal objectives of our compensation programs. To the extent a NEO’s employment agreement contains severance benefits or a change in control provision, such benefits are predicated upon the NEO being terminated without cause or resigning for good reason. In addition, our change in control provisions do not include excise tax gross-ups, and our
onsemi 2023 Proxy Statement     37

Compensation of Executive Officers
severance benefits are subject to the NEO signing a general release and waiver and complying with certain restrictive covenants, including non-solicitation, confidentiality and non-disparagement agreements, as well as non-competition or non-interference agreements, all of which serve the best interests of onsemi and our stockholders.

Advantages of Our Double-Trigger Change in Control Arrangements. The HCC Committee believes that our management plays a critical role in the success of our company and that it is important to protect them with a baseline of guaranteed compensation in the event of an involuntary (or constructive) termination in connection with a change in control. Change of control protections for our executive officers and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our executives will be materially consistent with the interests of other stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of onsemi.

Limited Perquisites. Consistent with our pay-for-performance compensation philosophy, we generally do not provide our executive officers with significant perquisites other than the following, which are selected for competitive purposes:

•a monthly auto allowance;
•enhanced coverage for life insurance (coverage of $1,000,000, which is $500,000 above the maximum allowed standard coverage of two times base salary that is afforded to all employees);
•an executive physical examination; and
•financial planning services reimbursement up to $10,000 per year.

The HCC Committee believes these limited perquisites help to maintain the competitiveness of our compensation package vis-à-vis our peer companies and provide value at a reasonable cost to us.

Other Benefit Plans and Programs. We do not offer special executive retirement plans, pension benefits or non-qualified deferred compensation plans. Executives are eligible to participate in benefit programs available to all of our full-time employees. These generally available programs, which are designed to provide competitive capital accumulation and other benefits, include:

•a tax-qualified employee stock purchase plan;
•a 401(k) savings plan; and
•medical, dental, disability and life insurance programs.

Process and Procedures for Considering and Determining Executive Compensation

Among other responsibilities, our HCC Committee is primarily responsible for establishing the compensation programs for our NEOs and other senior executives, including the CEO, as well as monitoring, annually reviewing and approving the goals and objectives relevant to these programs.

Role of Compensation Consultants. In August 2022, the HCC Committee engaged FW Cook as its primary independent compensation consultant to assist in recommending the form and amount of executive and director compensation. The HCC Committee previously engaged Pearl Meyer in the same role. Among other things, with respect to our 2022 compensation programs, Pearl Meyer was requested to:

•perform an executive compensation review, including a peer group review and competitive pay assessments;
•perform a short-term incentive plan and equity grant review;
•perform a non-employee director compensation review;
•provide legislative and regulatory updates;
•provide additional assistance, as requested, in analyzing and determining senior executive compensation and reviewing the CD&A; and
•attend meetings of the HCC as requested.

After considering the independence of each of its consultants (Pearl Meyer through July 2022, FW Cook beginning in August 2022) in light of applicable SEC rules and Nasdaq listing standards, the HCC Committee has concluded that each was independent and that neither consultant’s work for the HCC Committee raised any conflict of interest.

38     onsemi 2023 Proxy Statement

Compensation of Executive Officers
In determining compensation for our non-employee directors and executive officers, the HCC Committee considers information and advice provided by its independent compensation consultant. Much as it did previously with respect to Pearl Meyer, the HCC Committee believes that FW Cook has the requisite skills, knowledge, industry expertise and experience, as well as the necessary resources, to provide a comprehensive approach to executive and non-employee director compensation planning, strategy and governance. While the HCC Committee considers the advice and recommendations of its independent consultant, ultimately, the HCC Committee has the decision-making authority with respect to our compensation programs, including the specific amounts paid to our executive officers.

Role of Senior Executives in Determining Executive Compensation. The HCC Committee made all compensation decisions related to our NEO compensation in 2022. However, our CEO and other senior executives regularly provide information and recommendations to the HCC Committee on the compensation and performance of other officers. Specifically, the CEO presents the HCC Committee with an individual performance overview for each executive officer, describing the officer’s accomplishments for the prior year, as well as his or her strengths, areas of improvement and development plans. The senior executives also assist the HCC Committee in determining the level of achievement of the performance targets underlying performance-based awards and incentives and provide other information specifically requested by the HCC Committee from time to time. With respect to the compensation of the CEO, the independent consultant works directly with the HCC Committee. The CEO does not make, and the HCC Committee does not seek from him, recommendations on the level of his compensation, nor does any NEO or any other member of management make recommendations on the level of his or her compensation.

Use of Market Data. The HCC Committee considers competitive market data, among other factors, in determining the individual elements of our compensation programs and in allocating between cash and non-cash compensation and between STI and LTI compensation. Although the peer company or other survey data is a starting point and a significant factor in the HCC Committee’s compensation determinations, it is not the only factor. In late 2021, Pearl Meyer conducted an executive compensation study and made recommendations regarding changes to compensation design for the 2022 program (the Pearl Meyer Report). The HCC Committee used data provided in the Pearl Meyer Report to assist in structuring the 2022 compensation packages for our NEOs. In connection with its preparation of this report, Pearl Meyer recommended changes to the peer group in light of consolidation within the semiconductor industry and changes to the revenue and market capitalization of our prior peer group companies. Criteria used to screen the peer group generally included:

•revenue between $2.4 billion and $17.7 billion, which was approximately 0.4 to 3 times our revenue;
•market capitalization between $6.5 billion and $98.5 billion, which was approximately 0.33 to 5 times our market capitalization; and
•other semiconductor or semiconductor equipment companies, including selected companies that may fall outside of the revenue and market capitalization ranges shown above.

After considering these criteria, the HCC Committee determined that the peer group identified in 2021 to inform 2022 compensation decisions (the 2022 Peer Group) would consist of:

2022 Peer Group
Advanced Micro Devices, Inc.	Microchip Technology Incorporated
Analog Devices, Inc.	Monolithic Power Systems, Inc.
Applied Materials, Inc.	Qorvo, Inc.
First Solar, Inc.	Skyworks Solutions, Inc.
Lam Research Corporation	Texas Instruments Incorporated
Marvell Technology, Inc.	Xilinx, Inc. (2)
Maxim Integrated Products, Inc. (1)	Wolfspeed, Inc.
(1) Maxim Integrated Products, Inc. was acquired by Analog Devices, Inc. in August 2021.
(2) Xilinx, Inc. was acquired by Advanced Micro Devices, Inc. in February 2022.

In evaluating the competitiveness of the Company’s compensation program, the Pearl Meyer Report compared the compensation of NEOs to that of their functional matches among the market, which consists of the 2022 Peer Group as well as data from three compensation surveys — the 2021 Radford Global Technology Survey, the 2021 Pearl Meyer Executive and Senior Management Survey and the 2021 Willis Tower Watson Compensation Survey – that are primarily reflective of companies in the semiconductor industry, broader technology segments and general industry. The Pearl
onsemi 2023 Proxy Statement     39

Compensation of Executive Officers
Meyer Report included information on each executive’s competitive position for base salary, total cash compensation at target (base salary and target STI awards), actual total cash compensation, LTI awards (based on grant date fair value) and TDC at target and actual (base salary, STI awards and LTI awards).

Other Factors. In addition to the market data provided by the independent compensation consultant, the HCC Committee also assesses other factors when making compensation decisions, including, but not limited to

•each executive’s individual responsibilities, skills, expertise and value added through performance;
•each executive’s prior compensation and LTI award accumulation;
•prior contractual commitments with the executives, such as the terms of their respective employment agreements;
•for LTI awards, equity availability and usage, the potential voting power dilution to our stockholders and the projected impact on our earnings per share for the relevant years; and
•internal pay equity, although the HCC Committee does not have a policy requiring any set levels of internal pay differentiation.

The HCC Committee separately reviews CEO performance based on, among other factors considered relevant, Company performance, including revenue growth, earnings growth, gross margin improvement, free cash flow and earnings per share, and further considers downturns or volatility in general economic conditions and other issues facing the Company.

Risk Analysis. The HCC Committee considers the potential for unacceptable risk-taking in its compensation design and performs periodic risk assessments with respect to its duties and actions. The HCC Committee believes that the design of our executive compensation program does not unduly incentivize our executives to take actions that may conflict with our long-term best interests. Material risk in our compensation design is mitigated in several ways, including as follows:

•Performance-based pay opportunities are designed with goals that are rigorous but attainable without the need to take inappropriate risks and with the goal of driving long-term value to our stockholders.
•Our program consists of an appropriate mix of pay elements, with total compensation not overly weighted toward any one compensation component.
•The base salaries of our NEOs, although comprising a relatively modest component of aggregate total compensation, nevertheless are adequate to discourage undue risk-taking.
•Opportunities under our STI and LTI programs are capped so that the upside potential is not so large as to encourage excessive risk-taking.
•Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential, but also requires the executive to bear the economic risk of the award over the vesting period.
•We generally use different performance metrics in different programs and awards, which provides balance and lessens the opportunity to take undue risk in meeting a single goal.
•The stock components inherent in our LTI program, combined with our stock ownership guidelines, align the interests of our executives with a goal of long-term preservation and appreciation of stockholder value.
•Incentive payments and awards are subject to clawback in the event of a material restatement of our financial results and in certain other cases.
•Consideration of the compensation design of comparator companies helps avoid unusually high pay opportunities relative to the Company’s peers.
•We utilize severance programs with reasonable terms and double-trigger change in control provisions to support retention of our executives.

Other Policies Relating to Executive Compensation

Hedging / Pledging Transactions. We have a comprehensive Insider Trading Policy, which, among other things, prohibits our executive officers and non-employee directors from engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities or that otherwise have economic consequences comparable to the same. Our executive officers and non-employee directors are also prohibited from any pledging or margin transactions with respect to our stock, including, but not limited to, holding our securities in a margin account or otherwise pledging such securities as collateral for a loan. Our other employees are also encouraged to adhere to these rules.

Stock Ownership and Retention Guidelines for Officers. We have adopted robust stock ownership guidelines for our executive officers and non-employee directors. The minimum stock ownership guideline varies based on position, ranging from two times base salary (for anyone holding the title of Senior Vice President) to six times base salary for our CEO. For purposes of the guidelines, we count only fully-vested, unrestricted shares of our common stock (not any unvested equity awards). As of the record date, all of our NEOs were either in compliance with, or within the five-year grace period for
40     onsemi 2023 Proxy Statement

Compensation of Executive Officers
compliance under, these guidelines. For additional information regarding these guidelines, please see the section entitled, “Director and Officer Stock Ownership and Retention Guidelines” in the Stock Ownership section of this proxy statement.

Clawback Policy. In 2014, we adopted our Clawback Policy, which requires us to seek to recover any incentive-based compensation awards and payments made to any covered person in the event that: (i) we are required to prepare a financial restatement resulting from material noncompliance with any financial reporting requirements under the federal securities laws, which restatement would have resulted in payment of a lesser incentive as determined by the Board; (ii) there has occurred any intentional misconduct by the covered person that is materially injurious to onsemi or (iii) there has occurred any breach by the covered person of any material provision in his or her employment agreement or in any other agreement with onsemi that contains non-solicitation, confidentiality, non-compete, non-disclosure or non-disparagement provisions applicable to the covered person. For purposes of the Clawback Policy, a “covered person” is any current or former Senior Vice President, Executive Vice President or CEO, or any other person as determined by the Board in its sole discretion. Each of our NEOs is a “covered person” under the Clawback Policy. The compensation to be recovered pursuant to the Clawback Policy applies to any award or payment made under any incentive-based compensation plan, including any corporate STI or bonus plan and any RSUs, PBRSUs, stock options or other form of equity award made or paid by us during the applicable recovery period. The applicable recovery period for an accounting restatement is the three-year period preceding the date on which we are required to prepare an accounting restatement (determined in accordance with any applicable law, regulation or interpretation, or otherwise by the Board), which restatement would have resulted in payment of a lesser incentive as determined by the Board. The award agreements for our PBRSU awards contain additional clawback provisions that subject the awards to our compensation recovery policies in place from time to time and that allow us to require the grantee to forfeit all or a portion of any unvested PBRSUs and any shares of stock delivered pursuant to the grant agreement if: (i) the grantee’s employment is terminated for cause (as defined in the grantee’s employment agreement or comparable agreement, or, if the grantee has no employment agreement or comparable agreement, in the SIP); or (ii) the HCC Committee, in its sole and absolute discretion, determines that the grantee engaged in serious misconduct that results or might reasonably be expected to result in financial or reputational harm to onsemi.

Accounting and Tax Considerations on Executive Compensation

Accounting considerations play a role in the design of our executive compensation program. Accounting rules require us to expense the grant date fair values of our equity awards (that is, the value of our equity awards based on GAAP), which reduces the amount of our reported profits under GAAP. Because of this stock-based expensing and the impact of dilution to our stockholders, we closely monitor the number, the share amounts and the fair values of the equity awards that are granted each year. The HCC Committee also takes into account tax and other accounting consequences of its total compensation program and weighs these factors when setting total compensation and determining the individual elements of an officer’s compensation package.

Human Capital and Compensation Committee Interlocks and Insider Participation
The members of the HCC Committee during the 2022 fiscal year were Christine Y. Yan, Gilles Delfassy, Paul A. Mascarenas and Gregory Waters, none of whom have ever been an officer or employee of the Company or its subsidiaries. During the 2022 fiscal year, none of the members of the HCC Committee had any relationship requiring disclosure under Item 404 of Regulation S-K. During the 2022 fiscal year, none of our executive officers served on the board of directors or compensation committee of any other entity that had one or more of its executive officers serving on our Board or HCC Committee. None of our current or past executive officers has served on the HCC Committee.

Compensation Committee Report
The HCC Committee has reviewed and discussed the CD&A with management. Based on such review and discussion, the HCC Committee recommended to the Board that the CD&A be included in the Form 10-K and this proxy statement. This report is submitted by the HCC Committee.

Christine Y. Yan, Chair
Gilles Delfassy
Paul A. Mascarenas
Gregory Waters
onsemi 2023 Proxy Statement     41

Compensation of Executive Officers
The following tables set forth information concerning compensation earned by or paid to our NEOs for services provided to us or our subsidiaries for the periods indicated.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Hassane El-Khoury President and Chief Executive Officer	2022	984,615	—	12,557,026	2,938,191	39,870	16,519,702
	2021	950,000	285,000	9,413,592	2,137,500	39,470	12,825,562
	2020	36,538	—	7,578,939	—	251,336	7,866,813
Thad Trent Executive Vice President, Chief Financial Officer and Treasurer	2022	600,000	—	4,667,814	1,185,000	41,567	6,494,381
	2021	505,385	101,077	9,030,390	758,077	236,588	10,631,517

Simon Keeton Executive Vice President and General Manager, Power Solutions Group	2022	517,307	—	2,471,243	842,487	34,761	3,865,798
	2021	473,462	80,488	2,675,491	603,664	33,172	3,866,277
	2020	389,782	—	1,624,429	—	32,828	2,047,039
Ross F. Jatou Senior Vice President and General Manager, Intelligent Sensing Group	2022	450,000	—	1,537,690	723,155	31,622	2,742,467
	2021	450,000	76,500	1,645,882	563,805	33,522	2,769,709

Robert Tong (4) Senior Vice President and General Manager, Advanced Solutions Group	2022	424,808	—	1,619,331	564,668	27,144	2,635,951

Vincent C. Hopkin (5) Former Executive Vice President and General Manager, Advanced Solutions Group	2022	312,731	—	2,416,342	—	30,907	2,759,980
	2021	473,462	80,488	2,617,186	583,542	29,599	3,784,277
	2020	381,919	—	1,624,429	—	33,918	2,040,266

(1) Amounts in this column represent the aggregate grant date fair value of awards of PBRSUs and RSUs computed in accordance with FASB ASC Topic 718 using the closing price of our common stock on the date of grant, except that the grant date value of the relative TSR component of our PBRSUs is determined by a third-party valuation firm based on probable outcomes. For the 2022 PBRSUs, this valuation was based upon a 100% attainment, which represents the probable outcomes of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period, determined as of the grant date, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2022. On February 2, 2023, the HCC Committee determined that the first tranche for the 2022 PBRSUs vested at 150% on the financial goals and 185% on the operational goals. Additionally, the Company’s relative TSR for 2022 exceeded the maximum performance level and thus, for those awards with a TSR Adjustment, the officer earned an additional number of shares equal to 150% of the number of PBRSUs earned on financial metrics in the first tranche. For PBRSUs subject to a TSR Adjustment, payout on each of the second and third tranches will be adjusted based on our relative TSR for the two- or three-year period. The estimated number of units which are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the Company’s quarterly and annual financial statements. We further discuss the assumptions we made in the valuation of stock awards in Note 11 of the Notes to Consolidated Financial Statements in the Form 10-K. At maximum, the 2022 PBRSUs would pay out to the applicable NEOs as follows: Mr. El-Khoury: $13,660,509; Mr. Trent: $5,089,259; Mr. Keeton: $2,694,301; Mr. Jatou: $1,676,553; Mr. Tong: $1,753,839; and Mr. Hopkin: $2,634,432.
(2) The amounts in this column reflect annual cash incentives earned by the NEO under our STI program. For information regarding our 2022 STI program, please see “Elements of Our Compensation Program — Short-Term Cash Incentive Program” in the CD&A.

42     onsemi 2023 Proxy Statement

Compensation of Executive Officers

(3) For 2022, amounts in this column consist of following:
Name	Company Contributions Under 401(k) Plan ($)	Executive Group Term Life Insurance Imputed Income* ($)	Premiums Paid by the Company for Basic Life Insurance and Accidental Death and Dismemberment Insurance ($)	Car Allowance* ($)	Financial Planning Services* ($)	Imputed Income for Post-Tax Long-Term Disability Insurance Benefit Payments* ($)
Hassane El-Khoury	12,200	540	1,380	14,400	10,000	1,350
Thad Trent	12,200	2,322	1,380	14,400	10,000	1,265
Simon Keeton	12,200	2,622	1,380	14,400	2,998	1,161
Ross F. Jatou	12,200	1,242	1,380	16,800	—	—
Robert Tong	12,200	3,564	1,380	—	10,000	—
Vincent C. Hopkin	12,200	4,920	920	8,400	3,755	712
*The Company also pays Medicare tax at the rate of 1.45% on the amounts listed in these columns.
(4) Mr. Tong was promoted was promoted to Executive Vice President and General Manager, Advanced Solutions Group effective as of May 27, 2022.
(5) Mr. Hopkin stepped down from the offices of Senior Vice President and General Manager, Advanced Solutions Group on May 27, 2022 and fully retired from all positions with the Company on August 1, 2022. Upon his retirement, his entire 2022 equity award was forfeited and he was no longer eligible to receive a payout under the 2022 STI program.

Grants of Plan-Based Awards in 2022

Name	Grant Date	Type of Award	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)
Hassane El-Khoury	2/11/2022	Annual Incentive	1,476,923	2,953,845
	2/11/2022	RSUs					78,006	4,600,014
	2/11/2022	PBRSUs			117,009	248,644		7,957,012
Thad Trent	2/10/2022	Annual Incentive	600,000	1,200,000
	2/10/2022	RSUs					26,806	1,700,037
	2/10/2022	PBRSUs			40,209	85,444		2,967,778
Simon Keeton	2/10/2022	Annual Incentive	439,711	879,422
	2/10/2022	RSUs					14,192	900,057
	2/10/2022	PBRSUs			21,287	45,235		1,571,186
Ross F. Jatou	2/10/2022	Annual Incentive	382,500	765,000
	2/10/2022	RSUs					8,831	560,062
	2/10/2022	PBRSUs			13,246	28,147		977,628
Robert Tong (5)	2/10/2022	Annual Incentive	361,087	722,174
	2/10/2022	RSUs					3,154	200,027
	2/10/2022	PBRSUs			4,731	8,279		300,040
	6/16/2022	RSUs					7,483	400,041
	6/16/2022	PBRSUs			11,224	23,851		719,223
Vincent C. Hopkin (6)	2/10/2022	Annual Incentive	425,000	850,000
	2/10/2022	RSUs					13,876	880,016
	2/10/2022	PBRSUs			20,814	44,230		1,536,326
(1) Amounts in these columns represent the range of possible payouts under our 2022 STI program. The 2022 STI program does not have a threshold payout and the maximum that may be earned is 200% of target. If we do not achieve minimum performance levels on the metrics in the Corporate Multiplier, no payouts would be earned. For more information on the 2022 STI program, please see “Elements of Our Compensation Program — Short-Term Cash Incentive Program” in the CD&A. For amounts actually paid under the 2022 STI program based on our performance during the year, please see the amounts reported in the “Non-Equity Incentive Plan Compensation” column in the SCT.

onsemi 2023 Proxy Statement     43

Compensation of Executive Officers

(2) The amounts shown in these columns represent the number of shares that may be earned under the 2022 PBRSUs, which were granted to our NEOs under our 2022 LTI program and the SIP. The amounts in the “Target” column represent the total number of 2022 PBRSUs that could be earned, assuming that all performance goals are achieved at target but without taking into account any TSR Adjustment. The amounts in the “Maximum” column represent the total number of PBRSUs that could be earned, assuming that all six performance goals are achieved at stretch levels and, for each tranche of PBRSUs related to financial goals, that our relative TSR exceeds the stretch level for each of the three TSR performance periods. If our performance results for the 2022 LTI Performance Goals do not exceed minimum performance levels, all of the PBRSUs will be forfeited.
(3) This column represents time-based RSU awards made to our NEOs in 2022.
(4) The amounts in this column represent the grant date fair value of each award calculated in accordance with FASB ASC Topic 718. The grant date fair value for RSUs and PBRSUs is based on the closing price on the date of grant except for the relative TSR component of the 2022 PBRSUs, which is determined by a third-party valuation firm based on probable outcome. The valuation for the PBRSUs is based upon a 100% attainment for the 2022 PBRSUs, which represents the probable outcome of the performance conditions for those awards, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2022.
(5) Because Mr. Tong was not an executive officer at the time of the February 2022 annual grants, his February 2022 PBRSUs did not include the TSR Adjustment feature and therefore had a maximum possible overall payout of 175%. In June 2022, in consideration of his May 2022 promotion, the HCC Committee granted Mr. Tong an additional LTI award of 7,483 RSUs and 11,224 PBRSUs, the latter of which did include the TSR Adjustment.
(6) The annual incentive opportunity shown for Mr. Hopkin, a former executive officer, is based on his base salary and target STI opportunity as in effect in February 2022, when the HCC Committee approved his participation in the 2022 STI program. Due to his retirement on August 1, 2022, he was not eligible to receive a payout under the 2022 STI program. In addition, all RSUs and PBRSUs granted to him during 2022 as set forth in this table were forfeited upon his retirement.
Other Material Factors — Summary Compensation Table and Grants of Plan-Based Awards in 2022 Table
For additional information regarding the material terms of each NEO’s employment agreement, see “Employment, Severance and Change in Control Arrangements” in this proxy statement.

For additional information regarding other material factors related to the SCT and Grants of Plan-Based Awards in 2022 Table, including, but not limited to, an explanation of the amount of salary and STI in proportion to total compensation, please refer to the “Elements of Our Compensation Program — Base Salary” and “Elements of Our Compensation Program — Short-Term Cash Incentive Program” sections of the CD&A.

For further information regarding our 2022 LTI awards, please see “Elements of Our Compensation Program — Long-Term Incentive Program” above in the CD&A.

Outstanding Equity Awards at Fiscal Year-End 2022

			All Other Stock Awards (1)		Equity Incentive Plan Awards (2)
Name	Grant Date	Type of Award	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
Hassane El-Khoury	12/7/2020	RSUs	32,706	2,039,873
	2/12/2021	RSUs	51,692	3,224,030
	2/12/2021	PBRSUs (4)	87,230	5,440,551	87,228	5,440,410
	2/11/2022	RSUs	78,006	4,865,234
	2/11/2022	PBRSUs (5)	152,113	9,487,313	87,755	5,473,248
Thad Trent	2/16/2021	PBRSUs (6)			91,996	5,737,791
	2/16/2021	RSUs	51,772	3,229,020
	2/16/2021	PBRSUs (4)	43,011	2,682,596	43,009	2,682,456
	2/10/2022	RSUs	26,806	1,671,890
	2/10/2022	PBRSUs (5)	52,278	3,260,554	30,150	1,880,456
Simon Keeton	3/2/2020	RSUs	10,565	658,939
	10/5/2020	RSUs	2,880	179,626
	2/12/2021	RSUs	13,731	856,402
	2/12/2021	PBRSUs (4)	23,171	1,445,144	23,168	1,445,004
	7/1/2021	RSUs	1,055	65,800
	7/1/2021	PBRSUs (4)	1,188	74,096	1,185	73,908
44     onsemi 2023 Proxy Statement

Compensation of Executive Officers

	2/10/2022	RSUs	14,192	885,155
	2/10/2022	PBRSUs (5)	27,676	1,726,165	15,962	995,519
Ross F. Jatou	3/2/2020	RSUs	2,201	137,276
	9/8/2020	RSUs	3,981	248,295
	10/5/2020	RSUs	4,319	269,376
	2/12/2021	RSUs	8,077	503,762
	2/12/2021	PBRSUs (4)	13,631	850,134	13,628	849,994
	7/1/2021	RSUs	1,055	65,800
	7/1/2021	PBRSUs (4)	1,188	74,096	1,185	73,908
	2/10/2022	RSUs	8,831	550,789
	2/10/2022	PBRSUs (5)	17,226	1,074,411	9,927	619,147
Robert Tong (7)	3/2/2020	RSUs	1,320	82,328
	9/8/2020	RSUs	2,707	168,836
	2/12/2021	RSUs	1,716	107,027
	2/12/2021	PBRSUs	2,574	160,540
	12/2/2021	RSUs	1,535	95,738
	12/2/2021	PBRSUs	3,454	215,426
	2/10/2022	RSUs	3,154	196,715
	2/10/2022	PBRSUs	7,923	494,186
	6/16/2022	RSUs	7,483	466,715
	6/16/2022	PBRSUs (5)	14,592	910,106	8,417	524,984
Vincent C. Hopkin	3/2/2020	RSUs	10,565	658,939
	10/5/2020	RSUs	2,880	179,626
	2/12/2021	RSUs	13,731	856,402
	7/1/2021	RSUs	704	43,908
(1) Represents unvested awards that remain subject to the NEO’s continued employment through the applicable vesting date and all other terms and conditions of the SIP and the award agreement. These include unvested time-based RSUs, which vest in three equal installments on the first three anniversaries of the grant date, and any unvested PBRSUs for which all performance criteria were complete on or before December 31, 2022.
(2) Represents outstanding PBRSUs that, as of December 31, 2022, remain subject to performance conditions, the NEO’s continued employment through the applicable vesting date, and all other terms and conditions of the SIP and the award agreement. The number of PBRSUs reported in this column assumes maximum performance on the remaining metric (relative TSR over a two- or three-year period), which would increase payouts, on a tranche-by-tranche basis, by 150% of the number of PBRSUs calculated as earned based on one-year financial metrics. However, the actual relative TSR Adjustment may range between a reduction of 50% to the maximum increase of 150%. The amounts in this column do not necessarily represent the number of shares used for expensing purposes or the number of awards that were expected to vest as of December 31, 2022. The estimated number of units that are expected to vest is evaluated and adjusted each reporting period, as necessary, in connection with the preparation of the Company’s quarterly and annual financial statements.

(3) The dollar values in this column are calculated by multiplying the closing market price of our common stock on December 31, 2022 ($62.37) by the number of RSUs or PBRSUs shown as held by the NEO. The amounts in this column do not necessarily represent the fair value for expensing purposes or the fair value of awards that were expected to vest as of December 31, 2022.
(4) For these 2021 PBRSUs, the number shown under “All Other Stock Awards” reflects the total number of PBRSUs earned in the second tranche, including the two-year TSR Adjustment. Our relative TSR performance exceeded the stretch level, which meant that the number of PBRSUs earned in the second tranche, as originally determined on the basis of 2021 financial metrics, was multiplied by 150% to determine the payout. This second tranche of PBRSUs vested on February 15, 2023. The number shown under “Equity Incentive Plan Awards” reflects the number of PBRSUs in the third tranche, as calculated based on our performance on 2021 financial metrics and assuming the maximum three-year TSR Adjustment. Following the end of the three-year performance period, the HCC Committee will certify the number of PBRSUs earned in that tranche based our actual relative TSR performance, and those PBRSUs will vest on February 15, 2024 subject to the NEO’s continued employment through that date.

(5) For our 2022 PBRSUs, the number shown under “All Other Stock Awards” reflects one-third of the number of PBRSUs calculated as earned under the LTI Financial Goals (the first tranche), including the one-year TSR Adjustment, plus all PBRSUs calculated as earned under the LTI Operational Goals (all three tranches), as the performance period ended on December 31, 2022 for each of those components. We achieved a combined 150% on the LTI Financial Goals and a combined 185% on the LTI Operational Goals. In addition, our one-year relative TSR performance exceeded the stretch level, which meant that the number of PBRSUs in the first tranche calculated as earned under the LTI Financial Goals was multiplied by 150% to determine the payout on that portion of the award, for a combined first tranche payout on all LTI Performance Goals of 205%. The remainder of the 2022 PBRSUs (the second and third tranches of the PBRSUs tied to, and calculated as earned under, the LTI Financial Goals) is reported under “Equity Incentive Plan Awards,” assuming maximum TSR Adjustment for each. The first tranche of PBRSUs vested on February 7, 2023, following the HCC Committee’s certification of performance, while the second two tranches, with the PBRSUs tied to LTI Financial Goals to be further adjusted for our actual two- or three-year relative TSR performance, will vest in February of 2024 and 2025, respectively, in each case, subject to the NEO’s continued employment through the vesting date. For more information on these awards, please see the section entitled “Elements of our Compensation Program — Long-Term Incentive Program” in our CD&A.
onsemi 2023 Proxy Statement     45

Compensation of Executive Officers

(6) Represents a grant of PBRSUs awarded to Mr. Trent on February 16, 2021 in consideration of his appointment as our EVP and CFO. Vesting of these PBRSUs could vary between 0-100% depending upon our TSR over the two-year period following grant (January 16, 2021 through January 15, 2023), relative to the TSR of our defined group of peer companies. Following the end of the performance period, the HCC Committee confirmed that 100% of the PBRSUs were earned, as our relative TSR performance exceeded the maximum level. These PBRSUs vested on March 14, 2023.

(7) Mr. Tong became an executive officer effective May 27, 2022. None of the PBRSUs granted to him prior to that appointment included a TSR Adjustment. As a result, the total number of PBRSUs earned in each of those awards was fixed after the one-year performance period was complete and will vest in three equal installments over a three-year period following the date of grant.

2022 Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting (1) (#)	Value Realized on Vesting (2) ($)
Hassane El-Khoury	374,736	23,907,248
Thad Trent	68,902	4,310,982
Simon Keeton	153,474	9,534,325
Ross F. Jatou	44,623	2,815,912
Robert Tong	16,883	1,077,850
Vincent C. Hopkin	147,018	9,121,568
(1) This column represents the total number of shares underlying RSUs that vested in 2022, including PBRSUs.
(2) The value realized equals the number of shares of stock vested multiplied by the market value of one share of our common stock on the date of vesting or, if the vesting date is not a trading date, the immediately preceding trading date.

Employment, Severance and Change in Control Agreements
We have entered into employment agreements with each of our NEOs. Each of these agreements entitles the officer to a minimum base salary and to a target percentage of base salary for purposes of our STI program, subject to Board review from time to time or additional Board action, and generally provides for certain payments or benefits in the event of a termination of employment of the executive in various circumstances, including within two years following a Change in Control.

Mr. El-Khoury

We entered into an employment agreement with Mr. El-Khoury on December 7, 2020. This agreement, subject to HCC Committee action and review from time to time, entitles Mr. El-Khoury to a minimum base salary of $950,000 per year and a minimum annual STI target opportunity of 150% of base salary. His employment agreement further provides for other standard employee benefits that we make available to our executive officers, including a monthly car allowance of $1,200 and reimbursement of up to $10,000 per year for actual financial planning expenses. The employment agreement has no specified term of years.

Other NEOs

We have also entered into employment agreements with Mr. Trent (February 16, 2021), Mr. Keeton (January 1, 2019), Mr. Tong (June 22, 2022), and Mr. Jatou (October 1, 2020). None of these agreements has a specified termination date and, subject to HCC Committee action and review from time to time, each of them entitles the officer to a minimum base salary and minimum annual STI target opportunity (expressed a percentage of base salary). Each of these agreements, except for Mr. Jatou’s, entitles the NEO to reimbursement of up to $10,000 of financial planning expenses annually. In addition, the agreement for each of Messrs. Trent and Keeton entitles him to a monthly car allowance of $1,200; neither Mr. Jatou’s nor Mr. Tong’s agreement contain car allowances.

We also had an employment agreement with Mr. Hopkin, who stepped down from his officer positions on May 27, 2022 and fully retired from all employment with us on August 1, 2022. He received his salary through his last date of employment and, based on previous contractual commitments, accelerated vesting of all remaining unvested time-based RSUs in his 2020 annual LTI grant. In addition, the HCC Committee approved the accelerated vesting of the remaining unvested time-based RSUs granted to him in 2021. These 2020 and 2021 RSUs will continue to pay out according to their original schedule. All other unvested equity awards held by him, including the entirety of his 2022 LTI award, were forfeited effective on his retirement.

46     onsemi 2023 Proxy Statement

Compensation of Executive Officers
LTI Award Agreements

RSU Award Agreements. The 2020 RSU agreements awarded to our NEOs contain provisions providing for the unvested portion of the awards to fully vest upon any termination of employment in connection with a Change in Control, or upon a resignation by the NEO for Good Reason (as defined in the applicable employment agreement), within a two-year period after a Change in Control. Under the award agreements for the 2020 RSUs awarded to our applicable NEOs, if a Change in Control occurs after a qualifying retirement, the unvested RSUs subject to those award agreements will also immediately vest. While the 2021 and 2022 RSU agreements awarded to our applicable NEOs do not contain similar provisions, the new hire RSU award provided to Mr. Trent in connection with his appointment as the Company’s Executive Vice President and Chief Financial Officer contains provisions causing the unvested portion of such award to vest upon a termination of employment without Cause or in the event Mr. Trent resigns for Good Reason, whether or not in connection with a Change in Control, but excluding any termination for Retirement (as defined in Mr. Trent’s employment agreement).

PBRSU Award Agreements. The new hire PBRSU award granted to each of Messrs. El-Khoury (in 2020) and Trent (in 2021) in connection with their appointments as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively, contains provisions stating that if his employment is terminated (i) without Cause in connection with or following a Change of Control at a time prior to the end of the applicable performance period for the award, the total earned units will immediately vest as if the corresponding target performance level had been achieved, and (ii) without Cause or for Good Reason (absent a Change in Control) and subject to additional requirements stated in the award agreement, a number of units will vest as of the employee’s termination of employment in an amount determined by multiplying the number of units that would be earned under the award agreement using a truncated performance period, multiplied by a fraction, the numerator of which is the number of days the employee was employed during the performance period and the denominator of which is 730.

The tables below outline the severance and Change in Control arrangements for our NEOs:

Obligations Upon Certain Termination Events Absent a Change in Control:
Termination without “Cause” or Resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement or Key Severance Agreement)
Hassane El-Khoury
• Base salary through the date of termination
• Two years’ continuation of base salary
• Any earned but unpaid STI award for the performance cycle that had a performance period that ended prior to the date of termination
• An amount equal to Mr. El-Khoury’s target STI award for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if STI awards are paid semi-annually as of the date of his termination)
• Full vesting of any unvested RSUs that he received in connection with his appointment as our President and CEO (New Hire CEO RSUs)
• Pro rata vesting of any unvested PBRSUs that he received in connection with his appointment as our President and CEO (New Hire CEO PBRSUs) using a truncated performance period
• Pro rata vesting of any unvested RSUs awarded to Mr. El-Khoury (other than New Hire CEO RSUs)
• Pro rata vesting of any unvested PBRSUs awarded to Mr. El-Khoury (other than New Hire CEO PBRSUs) based on actual performance during the full performance period
• Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Thad Trent
• Base salary through the date of termination
• 78 weeks’ continuation of base salary
• Any earned but unpaid STI award for the performance cycle that had a performance period that ended prior to the date of termination
• An amount equal to Mr. Trent’s target STI award for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if STI awards are paid semi-annually as of the date of his termination)
• Full vesting of any unvested RSUs that he received in connection with his appointment as our Executive Vice President, CFO and Treasurer (New Hire CFO RSUs)
• Pro rata vesting of any unvested PBRSUs that he received in connection with his appointment as our Executive Vice President, CFO and Treasurer (New Hire CFO PBRSUs) using a truncated performance period
• Pro rata vesting of any unvested PBRSUs awarded to Mr. Trent (other than New Hire CFO PBRSUs) based on actual performance during the full performance period
• Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

onsemi 2023 Proxy Statement     47

Compensation of Executive Officers

Simon Keeton and Ross F. Jatou
• Any accrued and unused vacation
• Base salary through the date of termination
• One year’s continuation of base salary
• Any earned but unpaid STI award for the immediately preceding performance cycle
• A pro rata portion of the STI award, if any, for the performance cycle in which the date of termination occurs based on achievement of applicable performance criteria
• Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $5,000

Robert Tong
• Any compensation and employee benefits to which Mr. Tong has a vested entitlement
• Reimbursement of any unreimbursed expenses incurred prior to termination for which Mr. Tong has submitted claims within 30 days following termination
• Base salary through the date of termination
• One year’s continuation of base salary
• Any earned but unpaid STI award for the immediately preceding performance cycle
• A pro rata portion of the STI award, if any, for the performance cycle in which the date of termination occurs based on achievement of the applicable performance criteria
• Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $10,000

Obligations Upon Certain Termination Events Following a Change in Control:
Termination without “Cause” or Resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement or Key Severance Agreement) within two years following a Change in Control
Hassane El-Khoury
• Base salary through the date of termination
• Two years’ continuation of base salary
• Any earned but unpaid STI award for the performance cycle that had a performance period that ended prior to the date of termination
• An amount equal to two times Mr. El-Khoury’s target STI award for the performance cycle in which the date of termination occurs (or four times the semi-annual amount if STI awards are paid semi-annually as of the date of his termination)
• Full vesting of any then-unvested RSUs
• Full vesting of any then-unvested PBRSUs at target
• Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Thad Trent
• Base salary through the date of termination
• 78 weeks’ continuation of base salary
• Any earned but unpaid STI award for the performance cycle that had a performance period that ended prior to the date of termination
• An amount equal to 1.5 times Mr. Trent’s target STI award for the performance cycle in which the date of termination occurs (or three times the semi-annual amount if STI awards are paid semi-annually as of the date of his termination)
• Full vesting of any then-unvested RSUs
• Full vesting of any then-unvested PBRSUs at target
• Medical, dental and vision benefits for two years following termination and six months of outplacement assistance at a cost of up to $25,000, without any tax gross-ups

Simon Keeton and Ross F. Jatou
• Any accrued and unused vacation
• Base salary through the date of termination
• One year’s continuation of base salary
• Any earned but unpaid STI award for the immediately preceding performance cycle
• An amount equal to the NEO’s target STI award for the performance cycle in which the date of termination occurs (or two times the semi-annual amount if STI awards are paid semi-annually as of the date of his termination
• Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $5,000
• Full vesting of any unvested time-based equity awards that were granted in connection with his hiring or promotion (as applicable)
• Full vesting of any outstanding but unvested RSUs under the 2020 RSU awards

Robert Tong
• Any compensation and employee benefits to which Mr. Tong has a vested entitlement
• Reimbursement of any unreimbursed expenses incurred prior to termination for which Mr. Tong has submitted claims within 30 days following termination
• Base salary through the date of termination
• One year’s continuation of base salary
• Any earned but unpaid STI award for the immediately preceding performance cycle
• Mr. Tong’s annual target STI award opportunity (as stated in his employment agreement)
• Payment of health plan continuation premiums for up to one year following termination and six months of outplacement assistance at a cost of up to $10,000
• Full vesting of outstanding time-based RSUs
• Pro-rata vesting based on Mr. Tong’s period of service during the applicable performance period for any outstanding PBRSU awards on the later of (i) one year following termination or (ii) the date that the HCC Committee determines the achievement of the applicable financial performance criteria under such award

48     onsemi 2023 Proxy Statement

Compensation of Executive Officers

Obligations in Connection with Death or Disability (to be paid to the NEO or his estate)
Hassane El-Khoury and Thad Trent
• Any unpaid base salary through the date of termination
• Any earned but unpaid STI award earned in respect of the performance cycle that had a performance period that ended before the termination date
• An amount equal to the product of (x) the STI award earned in the year immediately preceding the date of termination, and (y) a fraction, the numerator of which is the number of days in our fiscal year in which the date of termination occurs which are prior to the date of termination and the denominator of which is 365

Simon Keeton and Ross F. Jatou	• Any accrued but unused vacation • Unpaid base salary through the date of termination
Robert Tong
• Any compensation and employee benefits to which Mr. Tong has a vested entitlement
• Reimbursement of any unreimbursed expenses incurred prior to termination for which Mr. Tong has submitted claims within 30 days following termination
• Base salary through the date of termination

General Release and Restrictive Covenants. The payment of all severance benefits to any NEO is subject to him signing (and not revoking) a general release and waiver and his compliance with the following covenants:

	Non-Solicitation Covenant	Non-Compete Covenant	Confidentiality and Non-Disparagement Covenants
Hassane El-Khoury and Thad Trent	During term of employment and for two years after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for two years after termination of employment, the NEO may not compete with the Company by providing services to certain companies on a specified competitor list	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants
Simon Keeton and Ross F. Jatou	During term of employment and for one year after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to a “Competitive Business” (as such term is defined in the applicable NEO’s respective agreement) in or from the U.S. territory	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants
Robert Tong	During term of employment and for two years after termination of employment, the NEO may not solicit any employee of the Company or attempt to induce any employee of the Company to leave the Company	During term of employment and for one year after termination of employment, the NEO may not compete with the Company by providing services to a “Competitive Business” (as such term is defined in the applicable NEO’s respective agreement) in or from the U.S. territory	For an indefinite period, the NEO may not breach certain confidentiality and non-disparagement covenants

onsemi 2023 Proxy Statement     49

Compensation of Executive Officers
Potential Payments upon Termination of Employment or Change in Control
In the tables below, we summarize the estimated payments that will be made to each of our applicable NEOs upon a termination of employment in the various circumstances listed. The table for each applicable NEO should be read together with the description of that officer’s employment agreement above and the description below. For information concerning the material conditions applicable to the receipt of certain payments or benefits, including waivers and non-compete, non-solicitation, non-disparagement and confidentiality agreements, see the description of each such employment agreement in “Employment, Severance and Change in Control Arrangements” above.

Material Assumptions

Unless we note otherwise in the individual table, the material assumptions that we used in creating the tables are set forth directly below.

Date of Termination. The tables assume that any triggering event (e.g., termination, resignation, Change in Control, death or disability) took place on December 31, 2022, with base salaries in effect at the end of the 2022 fiscal year being used for purposes of any severance payout calculations.

No Off-setting Employment. For purposes of the table, we have assumed that each NEO was not able to obtain comparable employment during the applicable period, which would offset our severance payment obligations if such term was set forth in his employment agreement.

Price Per Share of Common Stock. Calculations requiring a per share stock price are based on the closing price of $62.37 per share of our common stock on Nasdaq on December 31, 2022.

No Single-Trigger Cash Payments upon a Change in Control. No cash payment will be made solely because of a Change in Control. For each NEO, the cash payments described under the heading “Potential Payments upon Termination of Employment or Change in Control” would be triggered only upon a termination without “Cause” or resignation for “Good Reason” (as those terms are defined in the applicable NEO’s employment agreement) within two years following a Change in Control.

Equity Acceleration upon a Change in Control. Under the SIP, the HCC Committee retains discretion to, among other things, accelerate vesting of LTI awards upon the occurrence of a Change in Control. Under the employment agreement for each applicable NEO, certain awards granted at or prior to the time of original entry into the employment agreement will vest if the NEO’s employment is terminated without Cause or the NEO resigns for Good Reason within 24 months following a Change in Control. See “Elements of our Compensation Program” above in this proxy statement for a more detailed description of the vesting of outstanding awards of RSUs and PBRSUs upon termination following a Change in Control.

Medical and Other Benefits. The tables below do not include certain medical, disability or outplacement services benefits that may be payable on termination as set forth in each NEO’s employment agreement. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. As described in their employment agreements, Messrs. Keeton, Jatou and Tong are generally entitled to continuation of group health plan benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 regulations for a period of up to one year following termination without Cause or resignation for Good Reason (including circumstances involving a Change in Control). Messrs. El-Khoury and Trent are entitled to the continuation of medical benefits for a period of up to two years upon a termination without Cause or resignation for Good Reason. As of December 31, 2022, the cost of such benefits for such officers ranged between approximately $558 and $1,797 per month, depending on the medical, dental and vision elections and dependent enrollment. Finally, the tables do not include amounts (see footnote (4) to the SCT) payable by us on behalf of each applicable NEO to cover the cost of an additional $500,000 of life insurance, which insurance benefit is not generally available to all employees on a non-discriminatory basis and would be realized in the event of the death of the NEO. Each of the NEOs are also entitled to outplacement services following a termination without Cause or resignation for Good Reason in an amount not to exceed $25,000 for each of Messrs. El-Khoury and Trent and $5,000 for each of Messrs. Keeton, Jatou and Tong.

Retirement. A normal retirement is treated as a resignation other than for Good Reason in the tables. Upon retirement, all other applicable NEOs would receive earned but unpaid salary and accrued but unused vacation time.

STI Incentive Program. We describe our STI program in the CD&A under “Elements of Our Compensation Program — Short-Term Cash Incentive Program.”
50     onsemi 2023 Proxy Statement

Compensation of Executive Officers
The following table sets forth the potential payments upon termination or a Change in Control for Hassane El-Khoury, our President and Chief Executive Officer.

	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	2,000,000 (1)	2,000,000 (1)	—	—	—	—
Short-Term Incentive	1,500,000 (2)	3,000,000 (2)	—	2,938,191 (3)	—	—
Long-Term Incentive:
Acceleration or Continued Vesting of Unvested Equity Awards (RSUs or PBRSUs)	2,029,873 (4)	22,262,972 (4)	(4)	—	—	—
Total:	5,529,873	27,262,972	(4)	2,938,191	—	—
(1) Mr. El-Khoury’s severance payment following a termination without Cause or a resignation for Good Reason (as defined in his employment agreement), whether or not following a Change in Control, is an amount equal to two years of annual base salary. Mr. El-Khoury’s base salary at the end of the 2022 fiscal year was $1,000,000.
(2) Mr. El-Khoury’s cash incentive payment following a termination on December 31, 2022 without Cause or a resignation for Good Reason within 24 months following a Change in Control would have been an amount equal to two times his target STI award under the 2022 STI program. Mr. El-Khoury’s cash payment following a termination on December 31, 2022 without Cause or a resignation for Good Reason in all other circumstances would have been an amount equal to his target STI award under the 2022 STI program. For 2022, his target STI award was $1,500,000.
(3) In the event Mr. El-Khoury is terminated due to death or disability, Mr. El-Khoury or his estate would be entitled to a pro rata portion of his STI award based on the level of performance achieved for a performance cycle that ended prior to his death or disability. For purposes of this column, we have assumed that Mr. El-Khoury’s death or disability was as of December 31, 2022, that the applicable performance cycle was the 2022 STI program and that his STI award under the 2022 STI program was earned but unpaid at that time. Mr. El-Khoury’s earned STI award for 2022 was $2,938,191.
(4) Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2022 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 PBRSUs) for which vesting might be accelerated. If we had terminated Mr. El-Khoury’s employment without Cause or Mr. El-Khoury had resigned for Good Reason on December 31, 2022 under circumstances not involving a Change in Control: (i) Mr. El-Khoury’s New Hire CEO RSUs would have fully vested; (ii) all of the RSUs owed to Mr. El-Khoury pursuant to his annual grants would have vested pro rata; and (iii) a pro rata portion of the PBRSUs owed to Mr. El-Khoury pursuant to his annual grants would have vested pro rata (using actual full performance period results).

onsemi 2023 Proxy Statement     51

Compensation of Executive Officers
The following table sets forth the potential payments upon termination or a Change in Control for Thad Trent, our Executive Vice President, Chief Financial Officer and Treasurer.

	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	900,000 (1)	900,000 (1)	—	—	—	—
Short-Term Incentive	600,000 (2)	900,000 (2)	—	1,185,000 (3)	—	—
Long-Term Incentive:
Acceleration or Continued Vesting of Unvested Equity Awards (RSUs or PBRSUs)	7,015,564 (4)	15,531,003 (4)	(4)	—	—	—
Total:	8,515,564	17,331,003	(4)	1,185,000	—	—
(1) Mr. Trent’s severance payment following a termination on December 31, 2022 without Cause or a resignation for Good Reason (as defined in his employment agreement), whether or not following a Change in Control, is equal to 78 weeks of base salary. Mr. Trent’s base salary at the end of the 2022 fiscal year was $600,000.
(2) Mr. Trent’s cash STI award following a termination on December 31, 2022 without Cause or a resignation for Good Reason within 24 months following a Change in Control would have been an amount equal to 1.5 times his target STI under the 2022 STI program. Mr. Trent’s cash payment following a termination on December 31, 2022 without Cause or a resignation for Good Reason in all other circumstances would have been an amount equal to his target STI award under the 2021 STI program. For 2022, his target STI award was $600,000.
(3) In the event Mr. Trent is terminated due to death or disability, Mr. Trent or his estate would be entitled to a pro rata portion of his STI award based on the level of performance achieved for a performance cycle that ended prior to his death or disability. For purposes of this column, we have assumed that Mr. Trent’s death or disability was as of December 31, 2022, that the applicable performance cycle was the 2022 STI program and that his target award under the 2022 STI program was earned but unpaid at that time. Mr. Trent’s earned STI award for 2022 was $1,185,000.
(4) Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2022 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 PBRSUs) for which vesting might be accelerated. If we had terminated Mr. Trent’s employment without Cause or Mr. Trent had resigned for Good Reason on December 31, 2022 under circumstances not involving a Change in Control: (i) Mr. Trent’s New Hire CFO RSUs would have fully vested; and (ii) Mr. Trent’s New Hire CFO PBRSUs would have vested pro rata using a truncated performance period, which was calculated based on the period of time Mr. Trent was employed with the Company; and (iii) a pro rata portion of the PBRSUs owed to Mr. Trent pursuant to his annual grants would have vested pro rata (using actual full performance period results).

52     onsemi 2023 Proxy Statement

Compensation of Executive Officers
The following table sets forth the potential payments upon termination or a Change in Control for Simon Keeton, our Executive Vice President and General Manager, Power Solutions Group.

	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	525,000 (1)	525,000 (1)	—	—	—	—
Short-Term Incentive	842,487 (2)	446,250 (2)	—	—	—	—
Long-Term Incentive:
Acceleration or Continued Vesting of Unvested Equity Awards (RSUs or PBRSUs)	—	5,356,772 (3)	(3)	—	—	—
Total:	1,367,487	6,328,022	(3)	—	—	—
(1) Mr. Keeton’s severance payment following a termination without Cause or a resignation for Good Reason (as defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Keeton’s base salary at the end of the 2022 fiscal year was $525,000.
(2) In the event that we terminate Mr. Keeton’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Keeton is entitled to any STI award earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his STI award, if any, for the then-current performance cycle based on actual achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Keeton’s date of termination was December 31, 2022, that the applicable performance cycle for the prorated STI award entitlement was the 2022 STI program and that his STI award under the 2022 STI program was earned but unpaid at that time. Mr. Keeton’s earned STI award for 2022 was $842,487. In addition to other benefits provided in his employment agreement, if Mr. Keeton’s employment had been terminated on December 31, 2022 by the Company without Cause or by Mr. Keeton for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target STI under the 2022 STI program. For 2022, his target STI award was $446,250.
(3) Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2022 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 and 2022 PBRSUs) for which vesting might be accelerated.

onsemi 2023 Proxy Statement     53

Compensation of Executive Officers
The following table sets forth the potential payments upon termination or a Change in Control for Ross F. Jatou, our Senior Vice President and General Manager, Intelligent Sensing Group.

	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	450,000 (1)	450,000 (1)	—	—	—	—
Short-Term Incentive	723,155 (2)	382,500 (2)	—	—	—	—
Long-Term Incentive:
Acceleration or Continued Vesting of Unvested Equity Awards (RSUs or PBRSUs)	—	3,455,735 (3)	(3)	—	—	—
Total:	1,173,155	4,288,235	(3)	—	—	—
(1) Mr. Jatou’s severance payment following a termination without Cause or a resignation for Good Reason (as defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Jatou’s base salary at the end of the 2022 fiscal year was $450,000.
(2) In the event that we terminate Mr. Jatou’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Jatou is entitled to any STI award earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his STI award, if any, for the then-current performance cycle based on actual achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Jatou’s date of termination was December 31, 2022, that the applicable performance cycle for the prorated STI award entitlement was the 2022 STI program and that his STI award under the 2022 STI program was earned but unpaid at that time. Mr. Jatou’s earned STI award for 2022 was $723,155. In addition to other benefits provided in his employment agreement, if Mr. Jatou’s employment had been terminated on December 31, 2022 by the Company without Cause or by Mr. Jatou for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target STI award under the 2022 STI program. For 2022, his target STI award was $382,500.
(3) Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2022 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 and 2022 PBRSUs) for which vesting might be accelerated.

54     onsemi 2023 Proxy Statement

Compensation of Executive Officers
The following table sets forth the potential payments upon termination or a Change in Control for Robert Tong, our Senior Vice President and General Manager, Advanced Solutions Group.

	Termination Without Cause or Resignation for Good Reason ($)	Termination Following a Change in Control ($)	Change in Control ($)	Death or Disability ($)	Termination for Cause ($)	Resignation other than for Good Reason ($)
Cash Compensation:
Base Salary	450,000 (1)	450,000 (1)	—	—	—	—
Short-Term Incentive	564,668 (2)	382,500 (2)	—	—	—	—
Long-Term Incentive:
Acceleration or Continued Vesting of Unvested Equity Awards (RSUs or PBRSUs)	—	2,488,438 (3)	(3)	—	—	—
Total:	1,014,668	3,320,938	(3)	—	—	—
(1) Mr. Tong’s severance payment following a termination without Cause or a resignation for Good Reason (as defined in his employment agreement), whether or not following a Change in Control, is equal to one year of annual base salary. Mr. Tong’s base salary at the end of the 2022 fiscal year was $450,000.
(2) In the event that we terminate Mr. Tong’s employment without Cause, or he resigns for Good Reason, other than in connection with a Change in Control, Mr. Tong is entitled to any STI award earned but unpaid for the performance cycle immediately preceding the date of termination and a pro rata portion of his STI award, if any, for the then-current performance cycle based on actual achievement of the applicable performance criteria. For purposes of this column, we have assumed that Mr. Tong’s date of termination was December 31, 2022, that the applicable performance cycle for the prorated STI award entitlement was the 2022 STI program and that his STI award under the 2022 STI program was earned but unpaid at that time. Mr. Tong’s earned STI award for 2022 was $564,668. In addition to other benefits provided in his employment agreement, if Mr. Tong’s employment had been terminated on December 31, 2022 by the Company without Cause or by Mr. Tong for Good Reason within 24 months following a Change in Control, he would have been entitled to a cash payment equal to his total annual target STI award under the 2022 STI program. For 2022, his target STI award was $382,500.
(3) Because the HCC Committee has discretion to accelerate outstanding awards of equity under the SIP notwithstanding the provisions of an officer’s employment agreement or the award agreements under which the awards were granted in the event of a Change in Control, for purposes of this disclosure, we have assumed that the HCC Committee has exercised such discretion and all outstanding equity awards have been accelerated. For a description of the actual provisions of the employment agreements and such award agreements that may otherwise impact acceleration in connection with a Change in Control, see the discussion above under “Potential Payments Upon Termination of Employment or Change in Control — Equity Acceleration upon a Change in Control.” This amount denotes the incremental difference between the market value on December 31, 2022 and the exercise price, if any, of unvested options, RSUs or PBRSUs (including any 2021 and 2022 PBRSUs) for which vesting might be accelerated.
As Vincent C. Hopkin, our former Executive Vice President and General Manager, Advanced Solutions Group, was no longer employed by the Company as of December 31, 2022, he would not be entitled to any payments upon a termination or in connection with a Change in Control as of such date. In connection with Mr. Hopkin’s retirement, the HCC Committee approved the acceleration of vesting of the remainder of the RSUs granted to him in 2021. Lastly, as of December 31, 2022, Mr. Hopkin was eligible to receive continued vesting under his applicable 2020 RSU award agreement in the event of a qualified retirement, and, in the event of a Change in Control after the retirement date, any unvested RSUs would immediately vest as of the date of the Change in Control.

onsemi 2022 Pay Ratio Disclosure
For 2022:

•the annual total compensation of our median employee (other than Mr. El-Khoury, our CEO) was $16,050;
•the annual total compensation of our median U.S.-based non-manufacturing employee (other than Mr. El-Khoury) was $163,001; and
•the annual total compensation of Mr. El-Khoury, as reported in our SCT, was $16,519,702.

Based on this information, for 2022, the ratios of the annual total compensation of Mr. El-Khoury to the annual total compensation of our median employee and to the annual total compensation of our median U.S.-based non-manufacturing employee were 1,029 to 1 and 101 to 1, respectively.

We calculated these pay ratios using the following assumptions and principles:

Methodology for Determining our Median Employees. To determine our median employee and our median U.S. non-manufacturing employee, we surveyed our global employee population as of December 1, 2022 from our human resources system of record, using cash compensation as the basis for comparison. We define cash compensation as base pay, overtime pay and STI compensation, which includes all commissions and bonuses. We did not annualize the compensation of any employees who did not work for us or our consolidated subsidiaries for the full year. As a significant
onsemi 2023 Proxy Statement     55

Compensation of Executive Officers
percentage of our workforce is based outside the U.S., we converted amounts paid in foreign currency to U.S. dollars using our calculated corporate treasury exchange rate for February 2023 but did not make any cost-of-living adjustments. We excluded the value of annual equity awards and certain employee allowances, as those items are neither widely nor uniformly distributed across our employee population and thus do not reasonably reflect the annual compensation of our employees. This methodology was consistent with the methodology we used for the 2020 fiscal year, the last year in which we identified new median employees, except that we moved our measurement date from October 1 to December 1 and, for purposes of converting amounts paid in foreign currency, we used our calculated corporate treasury exchange rate for February instead of January of the filing year.

Identification of Our Median Employees. Using the methodology described above, we determined that the median employee was a full-time operator located in Malaysia and the median U.S. non-manufacturing employee was a systems analyst located in Scottsdale, Arizona.

Calculating Total Compensation for Our Median Employees. For purposes of determining the pay ratios, we calculated annual total compensation for each of our median employees using the same methodology we use for our NEOs in the SCT.

We believe that these pay ratios are reasonable estimates calculated in a manner consistent with SEC rules. Because SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices and workforce composition, the pay ratios reported by other companies may not be comparable to ours.

2022 Pay versus Performance
The table below compares the pay of our principal executive officer (PEO) and the average pay of all other NEOs to our performance on certain metrics during each of the last three fiscal years (2020, 2021 and 2022). In this table, executive pay is presented in two ways: (1) total compensation as disclosed in the SCT for the relevant year and (2) “compensation actually paid” (CAP) for the same year, calculated as required by SEC rules, which is intended to, among other things, adjust SCT totals to capture actual payouts from equity awards vesting during a given year as well as year-over-year changes in the value of unvested equity awards that are outstanding at the end of that year.

Graphs illustrating of the relationship between executive pay and each of these metrics are located below the table.

For further information regarding our pay-for-performance philosophy and how we align executive compensation with our performance, please see our CD&A.

56     onsemi 2023 Proxy Statement

Compensation of Executive Officers

Pay versus Performance Table
	Current PEO (1)		Former PEO (2)		All Other NEOs (3)		Value of Initial Fixed $100 Investment Based On (4):			CSM (5)
Year	SCT Total (6) ($)	CAP (7) ($)	SCT Total (6) ($)	CAP (7) ($)	Average SCT Total (6) ($)	Average CAP (7) ($)	Company TSR ($)	Peer Group TSR ($)	Net Income ($ millions)	Revenue ($ millions)
2022	16,519,702	20,249,043	—	—	3,699,715	2,710,546	256	137	1,902	8,326
2021	12,825,562	37,831,495	—	—	4,014,944	10,996,407	279	213	1,010	6,740
2020	7,866,813	8,510,970	7,056,742	5,783,178	2,363,835	2,129,348	134	151	236	5,255
(1) Current PEO refers to Mr. El-Khoury, who was appointed as our President and CEO on December 7, 2020.
(2) Former PEO refers to Keith Jackson, Mr. El-Khoury’s predecessor in office.
(3) All Other NEOs refers to all named executive officers, other than the PEO, who were designated as such under the SEC’s executive compensation disclosure rules based on their position and the compensation paid to them during the relevant year shown in the chart. All Other NEOs for each year consists of the following officers: for 2022, Messrs. Trent, Keeton, Jatou, Tong and Hopkin; for 2021, Messrs. Trent, Keeton, Jatou and Hopkin, as well as former officers George H. Cave and Bernard Gutmann; and for 2020, Messrs. Keeton, Hopkin and Gutmann, as well as former officer William Schromm.
(4) Represents one-, two- and three-year cumulative TSR. To illustrate peer group TSR, we selected the PHLX Semiconductor Sector Index (SOX), which we also use for comparison purposes in the five-year cumulative stock performance graph included in our annual report to stockholders. Our TSR performance relative to a smaller group of peer companies is a key performance metric in determining compensation actually paid to our NEOs, as identified below under “Most Important Performance Metrics.”
(5) For purposes of this chart, we have selected revenue as our company-selected metric (CSM).
(6) The totals in these columns reflect amounts reported in our SCT for the applicable year.
(7) To calculate compensation actually paid (CAP), the corresponding SCT total was adjusted as detailed below as required by SEC rules. For a reconciliation of SCT to CAP, please see the next two tables.

SCT to CAP Reconciliation — PEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2022	16,519,702	(12,557,026)	18,713,998	(3,109,730)	682,099	—	20,249,043
2021	12,825,562	(9,413,592)	20,760,924	12,588,427	1,070,174	—	37,831,495
2020 (B)	7,866,813	(7,578,939)	8,223,096	—	—	—	8,510,970
2020 (C)	7,056,742	(5,982,515)	4,357,116	2,376,715	(2,024,880)	—	5,783,178
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.
(B) This is the SCT to CAP reconciliation for Mr. El-Khoury.
(C) This is the SCT to CAP reconciliation for Mr. Jackson, our Former PEO.

SCT to CAP Reconciliation — Average of All Other NEOs (A)
		Adjust Value of Current Year’s Equity Grant		Adjust for Incremental Increase/(Decrease) in Value of All Other Outstanding Equity Grants
Year	SCT Total ($)	Subtract Grant Date Fair Market Value as reported in SCT ($)	Add Fair Market Value at 12/31 ($)	Unvested Awards as of 12/31 ($)	Vested during Year ($)	Forfeited during Year ($)	Ending CAP ($)
2022	3,699,715	(2,542,484)	2,887,979	(700,029)	(413)	(634,222)	2,710,546
2021	4,014,944	(2,955,672)	6,317,938	4,106,036	228,638	(715,477)	10,996,407
2020	2,363,835	(1,868,651)	1,429,507	647,814	(443,157)	—	2,129,348
(A) In determining the fair value of unvested equity awards, we applied the same methodology used to determine grant date fair value of equity awards for purposes of SCT reporting but calculated as of the last day of the year, with no material changes to the underlying assumptions for any of the awards since grant date except that probable outcomes may have changed. For more information, please see Note 1 to the SCT.

onsemi 2023 Proxy Statement     57

Compensation of Executive Officers
The Relationship between CAP and Selected Performance Measures

The following graphs illustrate how CAP compares to each of the performance metrics in the main Pay versus Performance table. For 2020, the year in which we had two PEOs, the figure used for PEO CAP is their combined CAP for that year.

As discussed in our CD&A, annual equity awards represent the most significant portion of each executive officer’s compensation. In addition, Mr. El-Khoury’s initial compensation package, granted in late 2020, included an award of PBRSUs with payout tied to our two-year TSR performance as compared to a defined group of peer companies. As a result, over the three-year period covered by the table, CAP to PEO aligns most closely with our TSR.

Most Important Performance Metrics

The following table lists five of the most important metrics that we use to link executive compensation actually paid to Company performance during the most recently completed fiscal year. For more information about how each is used in our programs, please see the section entitled “Elements of our Compensation Program” in our CD&A.

58     onsemi 2023 Proxy Statement

Compensation of Executive Officers

Most Important Performance Measures
Revenue
Non-GAAP Gross Margin
Non-GAAP Operating Expense
Non-GAAP Operating Margin
Relative TSR

AUDIT COMMITTEE MATTERS
Proposal No. 4: Ratification of Selection of Independent Registered Public Accounting Firm
Our Board unanimously recommends a vote “FOR” the ratification of our selection of PwC as our independent registered public accounting firm for the year ended December 31, 2023.

Our Audit Committee: (i) has selected PwC as the independent registered public accounting firm to (1) audit our consolidated financial statements for the year ending December 31, 2023, and (2) render other services as required of them, including to report on the effectiveness of our internal control over financial reporting as of December 31, 2023; and (ii) is seeking ratification of this selection from our stockholders. PwC has served as our independent auditor continuously since 2001.

In determining whether to retain PwC as our 2023 independent auditor, our Audit Committee considered, among other things:
•the historical and recent performance of PwC on our audits;
•the breadth of knowledge of PwC with respect to our industry and business, our accounting policies and practices and our internal control over financial reporting;
•the capability and expertise of PwC in handling the breadth and complexity of our worldwide operations;
•external data on audit quality and performance, including recent PCAOB reports on PwC and its peer firms;
•the appropriateness of PwC’s fees for audit and non-audit services; and
•PwC’s independence and tenure as our independent auditor.

Based on this evaluation, our Audit Committee believes that the retention of PwC as our independent auditor for the year ended December 31, 2023 is in the best interest of us and our stockholders. Although stockholder ratification is not required, this appointment is being submitted to our stockholders for ratification as a matter of good corporate governance. If our stockholders fail to ratify the selection, the Audit Committee may reconsider the selection of PwC. Even if the selection is ratified, our Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a selection would be in our best interest and the best interest of our stockholders.

A representative of PwC is expected to be present at our 2023 annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required to Ratify the Appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2023
Although our Audit Committee may select our independent auditor without stockholder approval, the Audit Committee will consider the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter as approval for this Proposal No. 4. See “Questions and Answers About the Proxy Materials, Annual Meeting and Voting” for more information.

Audit Committee Report
Our Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, our system of disclosure controls and procedures that may have a material impact on our financial statements (including internal control over financial reporting) and the qualifications, independence and performance of its independent registered public accounting firm. It has the sole authority and responsibility to select, oversee and, when appropriate, replace our independent registered public accounting firm. Our Audit Committee meets
onsemi 2023 Proxy Statement     59

Audit Committee Matters
periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our disclosure controls and procedures (including internal control over financial reporting) and the overall quality of our financial reporting.

Our Audit Committee, currently comprised of four independent non-employee directors and operating under its written charter, has: (i) reviewed and discussed the audited financial statements with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; (iii) received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies, the processes and controls related to the President and CEO and the CFO financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC. Based on its review and discussions listed above, as well as such other matters deemed relevant and appropriate by it, the Audit Committee recommended to our Board that the audited financial statements be included in the Form 10-K.

It is not the duty of the Audit Committee to determine that our financial statements and disclosures are complete and accurate and in accordance with GAAP or to plan or conduct audits. Those are the responsibilities of management and our independent registered public accounting firm. In giving its recommendation to the Board, our Audit Committee has relied on: (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with GAAP; and (ii) the report of our independent registered public accounting firm with respect to such financial statements.

This report is submitted by the Audit Committee.

Susan K. Carter, Chair
Atsushi Abe
Alan Campbell
Bruce E. Kiddoo

60     onsemi 2023 Proxy Statement

Audit Committee Matters
Independent Registered Public Accounting Firm
Audit and Related Fees

Our Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit services and fees and its selection of PwC as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence. The table below sets forth the aggregate fees for audit and other services provided by PwC for each of the past two fiscal years.

Fee Type	2022 ($ in millions)	2021 ($ in millions)
Audit Fees (1)	6.0	6.3
Audit-Related Fees	—	—
Tax Fees (2)	0.7	0.9
All Other Fees	—	—
Total Fees	6.7	7.2
(1) Includes fees billed or expected to be billed for each of 2022 and 2021 for professional services rendered in connection with the audit of our consolidated financial statements, limited reviews of our interim consolidated financial information, audits of the financial statements of certain of our subsidiaries and joint ventures, review of purchase accounting and acquisition matters and assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents.
(2) Includes fees billed or expected to be billed for each of 2022 and 2021 for professional services rendered in connection with tax consulting, tax compliance, tax audit assistance and transfer pricing.

Our Audit Committee has determined that the provision of services described above is compatible with maintaining PwC’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, our Audit Committee must pre-approve all audit and permitted non-audit services (including fees and terms) to be performed by our independent registered public accounting firm, except for any de minimis non-audit services that are approved by the Audit Committee prior to the completion of the audit and that qualify for the de minimis exception under federal securities laws and regulations (the pre-approval policy).

The pre-approval policy requires the Audit Committee to pre-approve certain audit, audit-related, tax, tax-related and other services to be performed by our independent registered public accounting firm. With certain exceptions, the term of pre-approval is 12 months from the date of pre-approval. Our Audit Committee periodically revises the list of pre-approved services. The Audit Committee may delegate pre-approval authority to one or more of its members, who then must report any pre-approval decisions to our full Audit Committee at its next scheduled meeting. In granting any such pre-approvals, the Audit Committee considers the extent to which approved services could impair the independence of our independent registered public accounting firm. With respect to each proposed pre-approved service, the auditor must provide the Audit Committee, upon request, with detailed back-up documentation regarding the specific services to be performed. During 2022 and 2021, all audit and permissible non-audit services were pre-approved by our Audit Committee in accordance with the pre-approval policy and its charter.

onsemi 2023 Proxy Statement     61

STOCK OWNERSHIP
Principal Stockholders
Except as discussed in the footnotes below, the following table sets forth, as of the record date, certain information regarding any person who is a beneficial owner of more than 5% of our common stock. The percentages of class amounts set forth in the table below are based on 431,573,446 shares of common stock outstanding on the record date. The information with respect to the number of shares of common stock that the persons listed below beneficially own includes sole or shared voting power or investment power and is based solely on the information most recently filed by such persons with the SEC under the Exchange Act.

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR LLC 245 Summer Street Boston, Massachusetts 02210	51,385,598 (1)	11.9%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	49,935,983 (2)	11.6%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	43,279,141 (3)	10.0%

(1) Based solely on the information contained in a Schedule 13G/A (Amendment No. 8) filed with the SEC by FMR LLC (FMR) and Abigail P. Johnson on February 9, 2023, as of December 31, 2022, FMR and Ms. Johnson are the beneficial owners of 51,385,598 shares of our common stock. FMR has sole power to vote or direct the vote with respect to 50,143,804 shares that it beneficially owns and no shared voting power. It has sole power to dispose or direct the disposition of 51,385,598 shares that it beneficially owns and no shared dispositive power. The shares are beneficially owned through the following entities: Fiam LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research Company LLC (which beneficially owns 5% or greater of the shares of the class being reported on) and Strategic Advisers LLC. Ms. Johnson is a director, the Chairman and the Chief Executive Officer of FMR. Ms. Johnson and other members of the Johnson family own directly or indirectly 49% of the voting power of FMR, and they and all of the Series B stockholders have entered into a voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of such shares.
(2) The number of shares of common stock for The Vanguard Group, Inc. (Vanguard) is based solely on the information contained in the Schedule 13G/A (Amendment No. 11) filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022. Vanguard has the sole power to dispose or to direct the disposition of 48,140,473 shares it beneficially owns, does not have the sole power to vote or to direct the vote of any of the shares it beneficially owns, has shared power to vote or to direct the vote of 627,048 shares it beneficially owns and has shared power to dispose or direct the disposition of 1,795,510 shares it beneficially owns.
(3) Based solely on the information contained in its Schedule 13G/A, Amendment No. 1 filed with the SEC on January 23, 2023, as of December 31, 2022, BlackRock, Inc. (BlackRock) is the beneficial owner of 43,279,141 shares of our common stock. BlackRock has the sole power to dispose or direct the disposition of 43,279,141 shares of our common stock and no shared dispositive power. BlackRock has the sole power to vote or direct the voting of 40,108,242 shares of our common stock and no shared voting power. The shares are beneficially owned through the following entities: BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd.

62     onsemi 2023 Proxy Statement

Stock Ownership
Share Ownership of Directors and Executive Officers
The following table sets forth certain information, as of the record date, regarding beneficial ownership of our common stock by each director, each NEO and our current directors and executive officers as a group. The percentages set forth in the table below are based on 431,573,446 shares of common stock outstanding on the record date. Beneficial ownership includes sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the record date (such as the vesting of RSUs). Unless otherwise indicated, individuals in the following table have sole voting and investment power over the reported shares.

	Common Stock
Name of Beneficial Owner	Total (1)	Percentage Ownership
NEOs
Hassane El-Khoury	338,991	*
Thad Trent	154,610	*
Simon Keeton	151,074	*
Ross F. Jatou	58,874	*
Robert Tong	21,088	*
Vincent C. Hopkin (2)	10,788	*
Directors
Atsushi Abe	168,163	*
Alan Campbell	85,697	*
Susan K. Carter	9,289	*
Thomas L. Deitrich	9,711	*
Gilles Delfassy	52,043	*
Bruce E. Kiddoo	8,175	*
Paul A. Mascarenas	41,981	*
Gregory Waters	25,175	*
Christine Y. Yan	35,930	*
All current directors and executive officers as a group (14 persons)	1,160,801	*
* Less than 1% of the total voting power of the outstanding shares of common stock.
(1) For each non-employee director, this figure includes 3,624 shares of restricted stock that are scheduled to vest on the day prior to the annual meeting. For our NEOs, this figure does not include any outstanding RSUs or PBRSUs as none of those awards are scheduled to vest and settle in shares within 60 days of the record date.
(2) Mr. Hopkin stepped down from his officer roles on May 27, 2022 and fully retired from onsemi effective August 1, 2022. The numbers listed for Mr. Hopkin reflect his self-reported beneficial ownership of our common stock as of February 1, 2023, updated for net shares issued to him prior to the record date in settlement of vested RSUs.

Hedging and Pledging Restrictions
Under our Insider Trading Policy, officers, directors and certain other specified key employees who have regular access to financial or other material information prior to the time the information is disclosed to the public (our insiders) may not engage in short sales of our securities or buy or sell financial instruments, including, without limitation, puts, calls or other derivatives of our securities, prepaid variable forwards, equity swaps, collars and exchange funds, or otherwise engage in hedging or monetization transactions, in any such case that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities or that otherwise have economic consequences comparable to the same. Our insiders are also prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. Each insider is also responsible for transactions of specified family members and controlled entities and such transactions are subject to the same restrictions as if entered into for the account of the insider. We also encourage our employees who are not insiders to adhere to these rules.

onsemi 2023 Proxy Statement     63

Stock Ownership
Director and Officer Stock Ownership and Retention Guidelines
In order to align directors’ and officers’ interests and objectives with those of our stockholders, and to further promote our longstanding commitment to sound corporate governance, we have established the following guidelines for onsemi stock ownership and retention:

Guideline	Non-Employee Directors	Officers
Stock Ownership
• A minimum of five times base annual cash retainer fee as of January 1 (1)
•Based on the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (i.e., the fourth quarter of the prior fiscal year)

•CEO: a minimum of six times annual base salary
•Executive Vice Presidents: a minimum of three times annual base salary
•Senior Vice Presidents: a minimum of two times annual base salary
•Based on the base salary of the employee as of January 1 and the average closing price of the Company’s common stock on Nasdaq for the prior calendar quarter (2)

Time Period to Meet Stock Ownership	• Within five years of joining the Board	•Within five years from the date on which the officer first became subject to the applicable guideline
Qualifying Shares	•Shares purchased on the open market •Vested stock units from RSU awards or other equity-based awards granted by the Company •Shares owned jointly with, or separately by, a spouse and/or minor children
•Shares purchased on the open market
•Shares obtained through exercises of stock options granted by the Company
•Vested stock units from RSU awards or other equity-based awards granted by the Company
•Shares obtained through the ESPP
•Shares owned jointly with, or separately by, a spouse and/or minor children

Remedy for Failure to Comply
•Meeting with Chair of the Board to formulate an individualized and structured plan to ensure compliance (3)
•Failure to comply with the plan will make a non-employee director ineligible for re-election at the next annual meeting of stockholders
•Non-employee directors are expected to retain all of the net shares of Company stock or equity-based awards received until the guideline is met

•Meeting with HCC Committee to formulate an individualized and structured plan to ensure compliance
•At any time when the ownership guideline is not met, the officer is expected to retain all of the net shares of Company stock or equity-based awards received until such ownership guideline is met

(1) For non-employee directors appointed or elected after January 1, for the first year of service, the guideline is based on the retainer for such director at the date of appointment or election.
(2) For officers hired after January 1, for the first year of employment, the guideline will be based on the base salary for such officer at the date of hire.
(3) If the affected director is the Chair of the Board, our HCC Committee will meet with him or her to formulate the individualized compliance plan.

If compliance would create a severe hardship or for other good reasons, these guidelines may be waived for: (i) non-employee directors other than the Chair of the Board, at the discretion of the Chair of our Board; (ii) the Chair of the Board and the CEO, at the discretion of our HCC Committee; and (iii) officers, at the discretion of our HCC Committee and CEO. It is expected that these instances will be rare.

64     onsemi 2023 Proxy Statement

Stock Ownership
Equity Compensation Plan Information
The following table sets forth equity compensation plan information as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved By Security Holders (2)	3,783,365 (3)	—	47,806,337 (4)
Equity Compensation Plans Not Approved By Security Holders	—	—	—
Total	3,783,365	—	47,806,337
(1) Calculated without taking into account shares of common stock subject to outstanding RSUs and PBRSUs (including any shares issuable for performance exceeding target levels) that will become issuable as those units vest without any cash consideration or other payment required for such shares. No purchase rights were outstanding under the ESPP on December 31, 2022 and the only awards outstanding under the SIP were full value awards (RSUs and PBRSUs) that do not require payment of any cash consideration.
(2) Consists of the SIP and the ESPP.
(3) Includes 3,783,065 shares of common stock subject to RSUs and PBRSUs, which entitle each holder to one share of common stock for each unit that vests over the holder’s period of continued service or based on the achievement of certain performance criteria, and an additional number of shares representing the maximum number of shares that may be earned under all outstanding PBRSUs that provide for payout above 100%. This amount excludes purchase rights accruing under the ESPP that has a stockholder-approved reserve of 34,500,000 shares. As of December 31, 2022, there were approximately 7.7 million shares available for issuance under the ESPP. See footnote (4).
(4) Includes 7,732,997 shares of common stock reserved for future issuance under the ESPP and 40,073,340 shares of common stock available for issuance under the SIP, as adjusted to account for full-value awards, which reduce the shares of common stock available for future issuance at a fungible ratio of 1:1.58 for each full-value award previously awarded. However, if an award under the SIP is forfeited, terminated, canceled, expires or is paid in cash, the shares subject to such award, to the extent of the forfeiture, termination, cancellation, expiration or cash payment, may be added back to the shares available for issuance under the SIP on a 1:1 basis for options and stock appreciation rights and on a 1.58:1 basis for other awards.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board, on behalf of onsemi, of proxies to be voted at the annual meeting. We either (1) mailed you a Notice of Internet Availability of Proxy Materials (the notice) notifying each stockholder entitled to vote at the annual meeting how to vote and how to electronically access a copy of this proxy statement and our 2022 annual report to stockholders (collectively referred to as the proxy materials) or (2) mailed you a paper copy of the proxy materials and a proxy card or voting instruction form in paper format. You received these proxy materials because you were a stockholder of record as of the close of business on March 21, 2023. If you have not received, but would like to receive, a paper copy of our proxy materials, you should follow the instructions for requesting such materials contained in the notice.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?
As permitted by SEC rules, we are furnishing our proxy materials online instead of mailing printed copies to each stockholder. Unless you previously requested to receive printed copies of our proxy materials, you will receive the notice by mail or e-mail. The notice will tell you how to access and review our proxy materials and how to vote your shares after you have reviewed our proxy materials. If you received the notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the notice. The notice and our proxy materials are being made available to our stockholders beginning on or about April 6, 2023.

As onsemi is committed to creating a cleaner, smarter world, we would like to emphasize that stockholders may elect to receive proxy materials, and other stockholder communications, via e-mail. Not only is this a way to mitigate the natural resource consumption, paper waste and cost associated with the printing and mailing of such materials, but it also will allow stockholders to receive such items sooner than via regular mail. If you are interested in signing up for online access, please follow the instructions contained in the notice.

onsemi 2023 Proxy Statement     65

Questions and Answers
If you are a beneficial holder, please contact your bank, broker, trustee or other nominee for instructions on how to opt into electronic delivery of proxy materials.

What is the date, time and location of the annual meeting?
We will hold the annual meeting at 8:00 am, local time, on Thursday, May 18, 2023, at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, subject to any adjournments or postponements. Directions to the meeting location and related information may be found on our website at www.onsemi.com/annualmeeting.

Who is entitled to vote and what constitutes a quorum?
The Board has set March 21, 2023 as the record date for the annual meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the annual meeting and will be entitled to receive notice of, and to attend and vote at, the annual meeting. Beneficial owners who, at the close of business on the record date, held their shares in an account with a broker, bank or other holder of record generally cannot vote their shares directly and instead must instruct the record holder how to vote their shares. For 10 days prior to the annual meeting, a list of stockholders entitled to vote at the annual meeting will be available for inspection in the office of our Law Department, located at 5701 North Pima Road, Scottsdale, Arizona 85250, between the hours of 8:30 a.m. and 5:00 p.m., local time, each weekday.

As of the record date, there were 431,573,446 shares of our common stock outstanding and entitled to vote at the annual meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares entitled to vote at the annual meeting will constitute a quorum. Abstentions and broker non-votes are included in determining whether a quorum has been met for the annual meeting. Abstentions include shares present in person but not voting and shares represented by proxy where the holder has abstained from voting on one or more proposals.

How do I vote?
Regardless of whether you plan to attend the annual meeting, please promptly submit your proxy and voting instructions by internet, phone or mail as described herein and in the notice or, if you received printed materials, on your proxy card or voting instruction form. Stockholders are encouraged to submit proxies and voting instructions in advance of the meeting by internet or phone, or by signing, dating and returning a proxy card (if received by mail), as early as possible to avoid any possible delays. Our stockholders are entitled to one vote for each share they held as of the record date.

Stockholders of Record
Registered stockholders (that is, stockholders who hold their shares directly with our transfer agent, Computershare) can vote in one of the following four ways:

Vote online	Vote by telephone	Vote by mail	Vote in person
Go to www.proxyvote.com to vote via the internet using the 16-digit control number you were provided on your proxy card or notice. You will need to follow the instructions on the website. Internet voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 17, 2023.
	Call 1 (800) 579-1639 from the U.S., U.S. territories and Canada. You will need to use the 16-digit control number you were provided on your proxy card or notice, and follow the instructions given by the voice prompts. Telephone voting is available 24 hours a day, seven days a week, up until 11:59 p.m. Eastern Time, Wednesday, May 17, 2023.	If you received a printed copy of our materials, you can vote by filling out the proxy card or voting instruction form that was included in those materials and returning it in the postage-paid envelope by the date of our annual meeting, Thursday, May 18, 2023.	You may vote in person if you or your validly designated proxy attend the annual meeting.

If you submit your proxy and voting instructions via the internet or by phone, please do not mail your proxy card. The proxies will vote your shares of our common stock at the annual meeting as instructed, if applicable, by the latest dated proxy received from you, whether submitted via the internet or by phone or mail.
66     onsemi 2023 Proxy Statement

Questions and Answers

Beneficial Owners
Please note that if the shares you own are held in “street name” by a broker, bank or other nominee (brokers), then your broker, as the record owner, will vote your shares according to the instructions you, as the beneficial owner, provide to them online, by telephone, or by mail as described above. If you wish to vote in person at the meeting, you must obtain a legal proxy from the broker that holds your shares, and bring it with you to the meeting.

What do I need to be admitted to the Annual Meeting?
You are entitled to attend the annual meeting only if you were a stockholder as of the close of business on the record date or hold a valid proxy for the annual meeting. To be admitted to the annual meeting, we may, in our sole discretion, require you to present each of the following documents as proof of ownership of onsemi stock on the record date and authority to vote the shares:

•a brokerage statement or letter from a broker indicating ownership on the record date;
•the notice of internet availability;
•a printout of the proxy distribution email (if you received your materials online) or your proxy card or voting instruction form;
•if you hold shares in “street name,” a legal proxy provided by your broker as the holder of record; and
•a form of photo identification, such as a driver’s license.

We reserve the right to deny admission to anyone who refuses to provide the applicable documents set forth above.

What vote will be required, what does the Board recommend, and how will my votes be counted, to elect directors and to approve each of the other proposals discussed in this proxy statement?
All shares represented by valid proxies will be voted as specified. If no specification is made, the proxies will be voted according to the Board’s recommendations below:

Proposal	Your Voting Options	Board Recommendation	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1.Election of nine directors	You may vote FOR or AGAINST each nominee or choose to ABSTAIN from voting	The Board recommends that you vote FOR each of the nine nominees	Each nominee must receive an affirmative vote from the majority of the votes cast in his or her election	No effect	No effect
2. Advisory say-on-pay vote	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon	Treated as votes against	No effect
onsemi 2023 Proxy Statement     67

Questions and Answers

3. Advisory vote on the frequency of future say-on-pay votes	You may vote in favor of holding a say-on-pay vote every 1 YEAR, 2 YEARS, or 3 YEARS or choose to ABSTAIN from voting	The Board recommends that you vote for holding a say-on-pay vote every 1 YEAR	This proposal must receive an affirmative vote from the majority of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon (1)	Treated as votes against	No effect
4. Ratification of the selection of PwC as our auditor	You may vote FOR or AGAINST this proposal or choose to ABSTAIN from voting	The Board recommends that you vote FOR this proposal	This proposal must receive an affirmative vote from the majority of the holders of a majority of the shares present in person or represented by proxy and entitled to vote thereon	Treated as votes against	There will be no broker non-votes, as this is a “routine” proposal for which brokers have discretionary voting authority
(1) Because this advisory vote has three possible frequency voting options, if none of the frequency options receive a majority of the votes, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders.

What happens if I do not submit voting instructions for a proposal? What is discretionary voting? What is a broker non-vote?
If you properly complete, sign, date and return a proxy card or voting instruction form, your shares of our common stock will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares of our common stock will be voted in accordance with the recommendations of our Board, as provided above. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares of our common stock for you, your shares of our common stock will not be voted with respect to any proposal for which the stockholder of record does not have discretionary authority to vote. A “broker non-vote” occurs when a bank, broker, trustee or other nominee holding shares for a beneficial owner returns a valid proxy, but does not vote on a particular proposal because it does not have discretionary authority to vote on the matter and has not received voting instructions from the stockholder for whom it is holding shares. Specifically, a broker only has discretionary authority to vote, without instructions from the beneficial owner, on “routine” items such as the ratification of the appointment of an independent registered public accounting firm. A broker would not have authority to vote on any other matter proposed in this proxy statement in the absence of instructions from the beneficial owner (resulting in a broker non-vote).

The proposal relating to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm is the only discretionary proposal. If you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares may be voted with respect to the ratification, on an advisory basis, of the appointment of our independent registered public accounting firm.

The proposals relating to the election of directors, the compensation of our named executive officers and say-on-frequency are non-discretionary proposals. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker, trustee or other nominee holding shares for you, your shares will not be voted with respect to these proposals. Without your voting instructions, a broker non-vote will occur with respect to your shares on each non-discretionary proposal for which you have not provided voting instructions.

Could other matters be considered and voted upon at the annual meeting?
Other than the proposals set forth in this proxy statement, we do not intend to bring, and we are not currently aware of, any other matters to be voted on at the annual meeting. In addition, pursuant to our bylaws, the time has elapsed for any stockholder to properly bring a matter before the annual meeting. If, however, other matters are properly presented at the annual meeting and you have signed and returned your proxy card, the proxies will have discretion to vote your shares on such matters to the extent authorized under the Exchange Act.

68     onsemi 2023 Proxy Statement

Questions and Answers
Can I revoke my proxy or change my vote after I have voted?
You may revoke your proxy at any time before it is voted by attending the annual meeting and voting in person or by submitting a written notice of revocation or a properly executed proxy bearing a later date to our Secretary at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250.

Who pays for soliciting proxies?
The cost of soliciting proxies will be borne by us. We have retained Georgeson LLC (Georgeson) under an agreement to assist in the solicitation of proxies for the annual meeting. We have agreed to indemnify Georgeson against certain liabilities arising out of or in connection with the engagement and to limit its aggregate liability for its services. The estimated cost for such services is $12,000, plus additional fees relating to telephone solicitation of proxies and upon the occurrence of certain other contingencies, as well as other customary costs. In addition to the above services, we will request brokers and other record holders to send proxies and proxy materials to the beneficial owners of the stock and secure their voting instructions, if necessary. We will reimburse such record holders for their reasonable expenses in so doing. We may also use our directors, officers and/or regular employees, who will not be specially compensated, to solicit proxies personally or by telephone, email, U.S. mail or a private delivery service.

What happens if the annual meeting is postponed or adjourned?
Unless a new record date is fixed, your proxy will still be valid and may be used to vote shares of our common stock at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares.

Where can I find the voting results of the annual meeting?
We will report the voting results in a Current Report on Form 8-K filed with the SEC within four business days of our annual meeting, a copy of which will also be available on our website.

MISCELLANEOUS INFORMATION
Annual Report/Form 10-K
Our 2022 annual report to stockholders (the annual report), which includes the Form 10-K (without certain exhibits that are excluded from the annual report pursuant to Rule 14a-3(b) of the Exchange Act), is being delivered concurrently with this proxy statement to all stockholders of record as of the record date. Those exhibits that are excluded from the annual report as described above are available for the cost of photocopying. To receive a copy, please write to: Investor Relations, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholders Sharing the Same Address
If you hold your shares through a broker and share the same address as another stockholder, you will receive only one notice or set of proxy materials, including the annual report, unless you have provided contrary instructions. If you hold your shares in “street name” and wish to receive a separate notice or set of proxy materials, or if you share the same address as another stockholder and are receiving multiple notices or sets of proxy materials and wish to receive only one, you will need to contact your broker. Each registered holder is provided with a notice or set of proxy materials; however, if you are a registered holder and would like an additional copy or, alternatively, if you share the same address as another stockholder and (i) are receiving a single notice or set of proxy materials and wish to receive separate notices or sets or (ii) are receiving multiple notices or sets of proxy materials and wish to receive only one, please contact: Investor Relations, ON Semiconductor Corporation, 5701 North Pima Road, Scottsdale, Arizona 85250; call: Investor Relations at (602) 244-3437; send an email to: investor@onsemi.com; or go to the Investor Relations section of our website at www.onsemi.com.

Stockholder Communications with the Board of Directors
We have a process by which our stockholders can send communications to the Board, and every effort is made to ensure that the Board or individual directors, as applicable, hear the views of our stockholders so that appropriate responses can be provided to our stockholders in a timely manner. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Executive Vice President, Chief Legal Officer, Chief Compliance Officer
onsemi 2023 Proxy Statement     69

Miscellaneous Information
and Secretary, Pamela Tondreau, at the address of our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, with a request to forward the same to the intended recipient. Substantive communications will generally be forwarded to the Board.

Stockholder Nominations and Proposals (Non-Proxy Access)
Stockholders may present, and our GS Committee will consider, proposals for action at a future meeting if they comply with our bylaws and SEC rules. Unless the Board determines otherwise, our 2024 annual meeting of stockholders will be held on May 16, 2024.

Pursuant to SEC Rule 14a-8, stockholder proposals intended for inclusion in our 2024 proxy statement and acted upon at our 2024 annual meeting of stockholders must be received at our principal executive offices, located at 5701 North Pima Road, Scottsdale, Arizona 85250, on or prior to December 8, 2023.

Stockholder proposals submitted for consideration at the 2024 annual meeting of stockholders but not submitted for inclusion in the proxy statement for our 2024 annual meeting, including stockholder nominations for candidates for election as directors, must be submitted in accordance with applicable advance notice provisions of our bylaws. Subject to advance notice provisions contained in our bylaws, a stockholder of record may propose the nomination of someone for election as a director at our annual meeting of stockholders by timely written notice to our Secretary. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our bylaws.

Generally, a notice is timely if received by our Secretary not less than 90 days nor more than 120 days before the first anniversary of the date of the 2023 annual meeting of stockholders. As a result, any notice given by a stockholder pursuant to the provisions of our bylaws (other than notice pursuant to SEC Rule 14a-8 or proxy access as discussed below) must be received no earlier than January 19, 2024, and no later than February 18, 2024. However, if the date of the 2024 annual meeting occurs more than 30 days before or more than 30 days after May 18, 2024, notice by the stockholder of a proposal must be delivered not less than 90 days nor more than 120 days before the date of such annual meeting designated by the Board provided, if the first public disclosure or announcement of the date of such annual meeting is less than 105 days prior to the date of such annual meeting, then not less than 15 days after such public announcement. In addition, not more than 10 days after a request from our Secretary, the nominating or sponsoring stockholder must furnish to the Secretary such additional information as the Secretary may reasonably require. A nomination or stockholder proposal that does not comply with the above procedure and other procedures described in our bylaws will be disregarded. You may contact our Secretary at the principal executive office to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder nominations or proposals. If any such matter is brought before an annual meeting, our management will use its discretionary authority to vote the shares subject to the proxies as the Board may recommend, to the extent allowed by our bylaws and applicable law. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must comply with the additional requirements of SEC Rule 14a-19(b).

70     onsemi 2023 Proxy Statement

Miscellaneous Information
Proxy Access Nominations
Our bylaws also contain a proxy access provision as follows:

We permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the Company’s outstanding shares of common stock continuously for at least three years, to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two nominees or 20% of the board, subject to the requirements specified in our bylaws.

Any director nomination pursuant to our proxy access bylaw must be in writing and received by our Secretary not less than 120 days nor more than 150 days before the first anniversary of the date that this proxy statement was first sent to stockholders. As a result, any director nomination pursuant to our proxy access bylaws must be received no earlier than November 8, 2023 and no later than December 8, 2023. However, if the date of the 2024 annual meeting occurs more than 30 days before or more than 30 days after May 18, 2024, the proxy access nomination must be delivered not less than 120 days nor more than 150 days before the date of such annual meeting designated by the Board provided, if the first public disclosure or announcement of the date of such annual meeting is less than 135 days prior to the date of such annual meeting, then not less than 15 days after such public announcement. Any stockholder submitting a nomination under our proxy access bylaw procedures must comply with the procedure, notice and information requirements in our bylaws.

PAMELA TONDREAU
Executive Vice President, Chief Legal Officer, Chief Compliance
Officer and Secretary
Dated: April 6, 2023

onsemi 2023 Proxy Statement     71

APPENDIX
Reconciliation of Non-GAAP Financial Information
72     onsemi 2023 Proxy Statement

Appendix

Limitations and Considerations on the Use of Non-GAAP Financial Information
Non-GAAP Gross Margin

The use of non-GAAP gross margin allows management to evaluate, among other things, the gross margin of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, amortization of acquisition-related intangibles, expensing of appraised inventory fair market value step-up and non-recurring facility costs. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our revenue generation performance relative to the direct costs of revenue of onsemi’s core businesses.

Non-GAAP Operating Margin

The use of non-GAAP operating margin allows management to evaluate, among other things, the operating margin of the Company’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally speaking, expensing of appraised inventory fair market value step-up, non-recurring facility costs, amortization and impairments of intangible assets, goodwill and intangible asset impairment charges, third party acquisition and divestiture related costs, restructuring charges, and certain other special items as necessary. In addition, it is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate the Company’s revenue generation performance relative to the direct costs of operations of onsemi’s core businesses.

Non-GAAP Net Income Attributable to onsemi and Non-GAAP Diluted Earnings Per Share

The use of non-GAAP net income attributable to onsemi and non-GAAP diluted earnings per share allows management to evaluate the operating results of onsemi’s core businesses and trends across different reporting periods on a consistent basis, independent of non-cash items including, generally, the amortization and impairments of intangible assets, goodwill and intangible asset impairment charges, expensing of appraised inventory fair market value step-up, non-recurring facility costs, restructuring, gains and losses on debt prepayment, non-cash interest expense, actuarial (gains) losses on pension plans and other pension benefits, third party acquisition and divestiture related costs, tax impact of these items and other non-GAAP adjustments, and certain other special items, as necessary. In addition, these items are important components of management’s internal performance measurement and incentive and reward process, as they are used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, setting targets, and forecasting future results. Management presents these non-GAAP financial measures to enable investors and analysts to understand the results of operations of onsemi’s core businesses and, to the extent comparable, to compare our results of operations on a more consistent basis against those of other companies in our industry.
onsemi 2023 Proxy Statement     73

Appendix

Free Cash Flow

The use of free cash flow allows management to evaluate, among other things, the ability of the Company to make interest or principal payments on its debt. Free cash flow is defined as the difference between cash flow from operating activities and capital expenditures disclosed under investing activities in the consolidated statement of cash flows. Free cash flow is not an alternate to cash flow from operating activities as a measure of liquidity. It is an important component of management’s internal performance measurement and incentive and reward process as it is used to assess the current and historical financial results of the business and for strategic decision making, preparing budgets, obtaining targets, and forecasting future results. Management presents this non-GAAP financial measure to enable investors and analysts to evaluate our revenue generation performance relative to the direct costs of operations of onsemi’s core businesses.

Non-GAAP Diluted Share Count

The use of non-GAAP diluted share count allows management to evaluate, among other things, the potential dilution due to the outstanding stock options and restricted stock units excluding the dilution from the convertible notes that is covered by hedging activity up to a certain threshold. In periods when the quarterly average stock price per share exceeds $20.72, the non-GAAP diluted share count includes the anti-dilutive impact of the Company’s hedge transactions issued concurrently with the 1.625% convertible notes. As such, at an average stock price per share between $20.72 and $30.70, the hedging activity offsets the potentially dilutive effect of the 1.625% convertible notes. In periods when the quarterly average stock price per share exceeds $52.97, the non-GAAP diluted share count includes the anti-dilutive impact of the Company’s hedge transactions issued concurrently with the 0% convertible notes. As such, at an average stock price per share between $52.97 and $74.34, the hedging activity offsets the potentially dilutive effect of the 0% convertible notes.

74     onsemi 2023 Proxy Statement

onsemi

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by ON Semiconductor Corporation ("we" or the "Company") in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V04726-P84142

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ON SEMICONDUCTOR CORPORATION

The Board of Directors recommends a vote FOR each of the listed director nominees:

Nominees:	For	Against	Abstain
1a. Atsushi Abe	☐	☐	☐
1b. Alan Campbell	☐	☐	☐
1c. Susan K. Carter	☐	☐	☐
1d. Thomas L. Deitrich	☐	☐	☐
1e. Hassane El-Khoury	☐	☐	☐
1f. Bruce E. Kiddoo	☐	☐	☐
1g. Paul A. Mascarenas	☐	☐	☐
1h. Gregory Waters	☐	☐	☐
1i. Christine Y. Yan	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2, 4 and 1 YEAR on Proposal 3.

	For	Against	Abstain
2. Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. Advisory vote to approve the frequency of future Say-on-Pay votes.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered accounting firm for the year ending December 31, 2023.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V04727-P84142

ON SEMICONDUCTOR CORPORATION
Annual Meeting of Stockholders
May 18, 2023, 8:00 a.m. local time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Alan Campbell, Hassane El-Khoury and Pamela Tondreau, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ON Semiconductor Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. (local time), on May 18, 2023, at the Company's principal executive office at 5701 North Pima Road, Scottsdale, AZ 85250, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side